                                                                     EXHIBIT 2.1



                              PURCHASE AGREEMENT




                                    Between


                               ELEKTA AB (PUBL)


                                      and


                      NITINOL MEDICAL TECHNOLOGIES, INC.

                                     INDEX
                                     -----

                                                                                 Page
1.   DEFINITIONS..............................................................     1
     1.1    "Acquired Companies"..............................................     l
     1.2    "Affiliate".......................................................     1
     1.3    "Affiliate Distribution Business".................................     1
     1.4    "Andover Facility"................................................     1
     1.5    "Andover Real Property"...........................................     1
     1.6    "Assets"..........................................................     1
     1.7    "Assignment and Assumption Agreement".............................     2
     1.8    "Assumed Liabilities".............................................     2
     1.9    "Authorizations"..................................................     2
     1.10   "Balance Sheet" shall mean the balance sheet of the Business as of February 28, 1998 which is attached hereto as Exhibit 3.6.
     l.11   "Biot Facility"...................................................     2
     1.12   "Biot Real Property"..............................................     2
     1.13   "Business"........................................................     2
     l.14   "Buyer's Closing Net Worth Amount"................................     2
     1.15   "CIS".............................................................     2
     1.16   "Closing".........................................................     2
     1.l7   "Closing Balance Sheet"...........................................     2
     1.18   "Closing Date"....................................................     2
     l.19   "Closing Financial Statements"....................................     2
     l.20   "Closing Net Worth" shall mean the assets minus the liabilities of the Business as of the Effective Date, as shown on the Closing
            Balance Sheet.
     1.21   "Code"............................................................     3
     1.22   "Companies".......................................................     3
     1.23   "Company Intellectual Property"...................................     3
     1.24   "Copyrights"......................................................     3
     1.25   "Critical Contracts"..............................................     3
     1.26   "Descriptive Memorandum"..........................................     3
     1.27   "EBEL"............................................................     3
     1.28   "EGBH"............................................................     3
     1.29   "EHSA"............................................................     3
     1.30   "EIAL"............................................................     3
     1.31   "EII".............................................................     3
     1.32   "EIL".............................................................     3
     1.33   "EISA"............................................................     3
     1.34   "ENTH"............................................................     3
     1.35   "ESP".............................................................     3
     1.36   "ESRL"............................................................     3
     1.37   "Effective Date"..................................................     4
     1.38   "Employee Benefit Plans"..........................................     4
     1.39   "Environmental Laws"..............................................     4
     l.40   "Excluded Assets".................................................     4
     1.41   "Excluded Environmental Liabilities"..............................     4
     l.42   "Hazardous Materials".............................................     4

                                      (i)

     1.43   "Improvements"....................................................     4
     l.44   "Intellectual Property"...........................................     4
     l.45   "International Accounting Standards"..............................     4
     1.46   "Know-How"........................................................     4
     1.47   "Patents".........................................................     4
     1.48   "Products"........................................................     5
     l.49   "Provisional Purchase Price"......................................     5
     1.50   "Purchase Price"..................................................     5
     l.5l   "Purchase Price Adjustment".......................................     5
     1.52   "Real Property"...................................................     5
     1.53   "Release".........................................................     5
     1.54   "SCL".............................................................     5
     1.55   "SEK".............................................................     5
     1.56   "Swedemed"........................................................     5
     1.57   "Spembly".........................................................     5
     1.58   "Target Net Worth"................................................     5
     1.59   "Taxes"...........................................................     5
     1.60   "Tax Return"......................................................     5
     1.6l   "Tentative Purchase Price"........................................     6
     1.62   "Trademarks"......................................................     6
     1.63   "U.K. Tax Covenant"...............................................     6
     1.64   "USD".............................................................     6

2.   Purchase and Sale of Assets..............................................     6
     2.1    Transfer..........................................................     6
     2.2    Determination and Payment of Purchase Price.......................     6
     2.3    Assumption of Liabilities.........................................     7
     2.4    Instruments of Transfer and Assumption............................     8
     2.5    Consents..........................................................     8
     2.6    Further Assurances................................................     8
     2.7    Sales and Transfer Taxes; Fees....................................     9

3.   Representations and Warranties of Seller.................................     9
     3.1    Seller's Organization, Power, Execution...........................     9
     3.2    Right to Transfer.................................................    10
     3.3    Governmental Compliance...........................................    10
     3.4    Notices of Violation..............................................    10
     3.5    Defaults..........................................................    10
     3.6    Balance Sheet and Changes.........................................    10
     3.7    Tax Consolidation.................................................    ll
     3.8    Tax Returns.......................................................    11
     3.9    Contracts, Etc....................................................    12
     3.10   Intellectual Property.............................................    12
     3.11   Misappropriation of Intellectual Property.........................    13
     3.12   Labor Matters.....................................................    13
     3.l3   Employee Benefit Plans............................................    l3
     3.14   Customers and Suppliers...........................................    15
     3.l5   Environmental, Health and Safety Matters..........................    15
     3.16   Insurance.........................................................    15
     3.17   Related Party Relationships.......................................    16

                                     (ii)

     3.18  Ownership of Tangible Assets and Leases............................    16
     3.19  Brokers--Seller ...................................................    17
     3.20  Capitalization of the Acquired Companies...........................    18
     3.21  Companies..........................................................    18
     3.22  Descriptive Memorandum.............................................    l8
     3.23  Litigation.........................................................    18
     3.24  Export.............................................................    18
     3.25  Product Warranty and Product Liability Claims......................    19

4.   Representations and Warranties of Buyer..................................    19
     4.1   Buyer's Organization, Power, Execution.............................    19
     4.2   Brokers--Buyer.....................................................    19
     4.3   No Violation.......................................................    19
     4.4   Approvals and Consents.............................................    19

5.   Covenants of Seller......................................................    19
     5.1   Conduct of the Business............................................    19
     5.2   Certain Changes....................................................    20
     5.3   Employees..........................................................    21
     5.4   Exclusivity........................................................    21
     5.5   Limitations on Employee Solicitation and Competition...............    21
     5.6   Intercompany Debt..................................................    21
     5.7   Patent assignments.................................................    22

6.   Conditions Precedent to Obligations of Buyer.............................    22
     6.1   Representations True at Closing....................................    22
     6.2   Covenants of Seller................................................    22
     6.3   No Injunction, Etc.................................................    22
     6.4   Consents, Approvals, and Waivers...................................    22
     6.5   Absence of Adverse Changes.........................................    22
     6.6   Opinions of Seller's Counsel.......................................    22

7.   Conditions Precedent to the Obligations of the Seller to Close...........    23
     7.1   Representations True at Closing....................................    23
     7.2   Covenants of Buyer.................................................    23
     7.3   No Injunction, Etc.................................................    23
     7.4   Consents, Approvals and Waivers....................................    23
     7.5   Opinions of Buyer's Counsel........................................    23

8.   Publicity................................................................    23

9.   Information..............................................................    23
     9.1   Right to Investigate...............................................    23
     9.2   Confidentiality....................................................    24

10.  Cooperation..............................................................    24

11.  Termination..............................................................    24
     11.1  Both Parties.......................................................    24
     11.2  Buyer..............................................................    24

                                     (iii)

      11.3   Seller............................................................   24

12.   Closing..................................................................   25
      12.1   Time and Place of Closing.........................................   25
      12.2   Transactions at Closing...........................................   25

13.   Survival of Representations and Warranties and Covenants.................   26
      13.1   Survival of Representations and Warranties and Covenants
             of Seller.........................................................   26
      13.2   Survival of Representations and Warranties and Covenants
             of Buyer..........................................................   26

14.   Indemnification..........................................................   26
      14.1   Indemnification by Seller.........................................   26
      14.2   Indemnification by Buyer..........................................   27
      14.3   Limitations on Indemnification For Breach of Representations
             and Warranties....................................................   27
      14.4   Claims for Indemnification........................................   27
      14.5   Defense by Indemnifying Party.....................................   28
      14.6   Payment of Indemnification Obligation.............................   28
      14.7   Exclusive Remedy..................................................   28

15.   Post-Closing Actions.....................................................   28
      15.1   Services..........................................................   28
      15.2   Change of Names...................................................   28
      15.3   Release of Guarantees by Seller...................................   28
      15.4   Post-Closing Agreements...........................................   29

16.   General..................................................................   30
      16.1   Affiliate Involvement.............................................   30
      16.2   Payment of Expenses...............................................   30
      16.3   Modifications; Waivers............................................   31
      16.4   Assignability.....................................................   31
      16.5   No Other Representations..........................................   31
      16.6   Notices...........................................................   31
      16.7   Captions..........................................................   32
      16.8   Counterparts and Attachments......................................   32
      16.9   Knowledge.........................................................   32
      16.10  Governing Law.....................................................   32

17.   Dispute Resolution.......................................................   32
      17.1   Objective.........................................................   32
      17.2   No Affiliate Actions..............................................   32
      17.3   Arbitration.......................................................   33

18.   Entire Agreement.........................................................   33

                                     (iv)

                              PURCHASE AGREEMENT
                              ------------------

     THIS AGREEMENT, executed this    day of May, 1998 between ELEKTA AB (PUBL),
a Swedish corporation ("Seller") and NITINOL MEDICAL TECHNOLOGIES, INC., a Delaware corporation ("Buyer").

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, Seller is the ultimate parent of certain Affiliates, which are engaged in the neurosurgical instrument business;

     WHEREAS, Buyer desires to acquire the Seller's neurosurgical instrument business; and

     WHEREAS, Seller is willing to cause its Affiliates to sell its neurosurgical instrument business to Buyer and/or its Affiliates,

     NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

1.   DEFINITIONS. In this Agreement the following terms shall have the meanings
     -----------
assigned to them below.

     1.1 "Acquired Companies" shall mean EIL, EISA, ESRL, EHSA, EBEL, ESP, ENTH, CIS, Spembly, Swedemed and SCL.

     1.2 "Affiliate" of a specified person (natural or juridical) shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

     1.3 "Affiliate Distribution Business" shall mean that part of the Business which is conducted by Affiliates of Seller (other than the Acquired Companies) which are engaged primarily in businesses other than the Business and which act as distributors of the Products.

     1.4 "Andover Facility" shall mean the facility of the Business in Andover, England located on the Andover Real Property.

     1.5  "Andover Real Property" shall mean the real property described on
Exhibit 3.18.2.3A on which the Andover Facility is located, and which is leased by Spembly.

     1.6 "Assets" shall mean the property described on the attached Schedule of Assets, but excluding the property described on the attached Schedule of Excluded Assets, with only such changes therein as shall have occurred between the Effective Date and the Closing Date in the ordinary course of business in transactions not inconsistent with any of Seller's representations, warranties, covenants and agreements set forth herein. The Assets shall include without limitation all of the outstanding capital stock of all of the Acquired Companies and shall also be deemed to include all assets of the Acquired Companies which are not Excluded Assets.

     1.7 "Assignment and Assumption Agreement" shall have the meaning set forth in Section 2.3 hereof.

     1.8 "Assumed Liabilities" shall have the meaning set forth in Section 2.3 hereof.

     1.9 "Authorizations" shall have the meaning described in Section 3.3 hereof.

     1.10 "Balance Sheet" shall mean the balance sheet of the Business as of February 28, 1998 which is attached hereto as Exhibit 1.10.

     1.11 "Biot Facility" shall mean the facility of the Business in Sophia Antipolis (Biot), France located on the Biot Real Property.

     1.12  "Biot Real Property" shall mean the real property described on
Exhibit 3.18.2.1, on which the Biot facility is located, and which is owned by EISA.

     1.13 "Business" shall mean the research, development, manufacturing, marketing, selling and distribution conducted by Seller and its Affiliates (including without limitation the Companies) with respect to the Products.

     1.14 "Buyer's Closing Net Worth Amount" shall have the meaning set forth in subsection 2.2(c).

     1.15 "CIS" shall mean Cordis Innovasive Systems, Inc., a Florida corporation, which is an indirect, wholly-owned subsidiary of Seller.

     1.16 "Closing" shall mean the meeting of the parties at which the sale, assignment, licensing, transfer and delivery of the Assets to Buyer and the payment of the Purchase Price, purchase and acquisition of the Assets and assumption of the Assumed Liabilities by Buyer are completed, which meeting shall be held at the offices of Jones, Day, Reavis & Pogue in London, England, at 10:00a.m. on the later of (a) June 16, 1998, or (b) the second English business day following receipt of the necessary governmental consents referred to in Section 2.5 hereof.

     1.17 "Closing Balance Sheet" shall mean the balance sheet described in Section 2.2 hereof.

     1.18 "Closing Date" shall mean the date on which the Closing takes place. The Closing shall be effective as of the close of business, English time, on the Closing Date.

     1.19 "Closing Financial Statements" shall mean the financial statements described in Section 2.2 hereof.

     1.20 "Closing Net Worth" shall mean the "TOTAL ASSETS" minus "Goodwill" minus "TOTAL INTEREST-FREE LIABILITIES" minus "Interest-bearing Loans" (non-group) minus "TOTAL PROVISIONS" of the Business as of the Effective Date, each determined using the corresponding line item on the Closing Balance Sheet, and calculated to be the "Total Adjusted" amount for such item as indicated on the Closing Balance Sheet. An example of the calculation of net worth at February 28, 1998, which is the template for the calculation of Closing Net Worth attached as Exhibit 1.20.

     1.21  "Code" shall mean the Internal Revenue Code of 1986, as amended.

     1.22 "Companies" shall mean, collectively, the following, and "Company" shall mean each of the following: EIL, EISA, ESRL, EHSA, EBEL, ESP, ENTH, Spembly, Swedemed, SCL, CIS, EIAL, the Seller, and EII; provided, however, the
                                                        --------  -------
Seller, EII, EGBH and EIAL shall each constitute one of the Companies only in relation to its activities, assets, liabilities, and employees which relate primarily to the Business.

     1.23 "Company Intellectual Property" means all Intellectual Property used in the Business as it is currently conducted.

     1.24 "Copyrights" shall mean all copyrights, rights to mask works and database rights, and all registrations and applications for registration of any of the foregoing.

     1.25  "Critical Contracts" is defined in Section 2.5(c) hereof.

     1.26 "Descriptive Memorandum" shall mean the offering memorandum relating to the neurosurgical instrument business of Seller and its Affiliates prepared by Credit Suisse First Boston (Europe) Ltd. and delivered to the Buyer on or about December 15, 1997.

     1.27 "EBEL" shall mean Elekta Instruments S.A., a Belgian corporation, which is a wholly-owned subsidiary of Seller.

     1.28 "EGBH" shall mean Elekta Instruments GmbH, a German limited liability company, which is a wholly-owned subsidiary of Seller.

     1.29 "EHSA" shall mean Elekta Holding S.A., a French corporation, which is a wholly-owned subsidiary of Seller.

     1.30 "EIAL" shall mean Elekta Instruments Asia Ltd., a Hong Kong corporation, which is an indirect, wholly-owned subsidiary of Seller.

     1.31 "EII" shall mean Elekta Instruments, Inc., a Georgia corporation, which is an indirect, wholly-owned subsidiary of Seller.

     1.32 "EIL" shall mean Elekta Instruments Ltd., an English corporation, which is an indirect, wholly-owned subsidiary of Seller.

     1.33 "EISA" shall mean Elekta Implants S.A., a French corporation, which is a wholly-owned subsidiary of EHSA.

     1.34 "ENTH" shall mean Elekta Instruments B.V., a Netherlands corporation, which is an indirect, wholly-owned subsidiary of Seller

     1.35 "ESP" shall mean Elekta Instruments S.A., a Spanish corporation, which is a wholly-owned subsidiary of EHSA.

     1.36 "ESRL" shall mean Elekta Instruments SARL, a French corporation, which is a wholly-owned subsidiary of EHSA.

     1.37  "Effective Date" shall mean April 30, 1998.

     1.38 "Employee Benefit Plans" shall mean all pension, retirement, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, restricted stock, bonus, severance or termination pay, cafeteria, medical, hospital, life, health, accident, disability, death, or other material employee benefit plans or arrangements.

     1.39 "Environmental Laws" shall mean any applicable law, rule, regulation, permit, administrative order, or decision, common law precedent or other binding determination (whether national, provincial, state or local) pertaining to (1) the use, analysis, generation, manufacture, storage, discharge, release, disposal or transportation of Hazardous Materials, (2) health and safety of employees and the public, (3) environmental regulation, (4) with respect to Hazardous Materials, contamination, clean-up or disclosure, drinking water, groundwater, landfills, open dumps, storage tanks (underground or otherwise), solid waste, waste water, stormwater runoff, emissions, or wells.

     1.40 "Excluded Assets" shall mean the property described on the attached Schedule of Excluded Assets.

     1.41 "Excluded Environmental Liabilities" is defined in Section 2.3 hereof.

     1.42 "Hazardous Materials" shall mean petroleum, including crude oil or any fraction thereof, or any other chemical substance, material, object, condition, waste, pollutant or combination thereof which is hazardous to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects and all of those chemicals, substances, materials, objects, conditions, wastes, pollutants or combinations thereof which are now listed, defined or regulated by any applicable law or regulation (whether national, provincial, state or local) based upon, directly or indirectly, such properties or effects.

     1.43 "Improvements" shall mean, collectively, any and all buildings, fixtures and other improvements located on the Real Property

     1.44 "Income Statement" shall mean the income statement of the Business for the ten months ended on February 28, 1998, attached as Exhibit 1.10 hereto.

     1.45  "Intellectual Property" shall mean Copyrights, Patents, Know-
How, and Trademarks, and all rights vesting in the owner thereof pursuant to the applicable laws of any competent jurisdiction.

     1.46 "International Accounting Standards" shall mean International Accounting Standards, as adopted by the International Accounting Standards Committee.

     1.47 "Know-How" shall mean methods, devices, technology, trade secrets, industrial designs, know-how, technical manuals and documentation and other proprietary information, including, without limitation, proprietary processes and formulae.

     1.48 "Patents" shall mean patents and patent applications, all continuations, continuations-in-part, divisions, reissues, reexaminations, extensions and foreign counterparts of such patents and patent applications, and all invention disclosures.

     1.49 "Products" shall mean the products described on the attached Schedule of Products.

     1.50 "Provisional Purchase Price" is defined in subsection 2.2(d)(i) hereof.

     1.51 "Purchase Price" shall mean the Tentative Purchase Price less the Purchase Price Adjustment.

     1.52  "Purchase Price Adjustment" shall be determined as follows:

           (a) If the Closing Net Worth is equal to or greater than the Target Net Worth, the Purchase Price Adjustment shall be zero; or

           (b) If the Closing Net Worth is less than the Target Net Worth, the Purchase Price Adjustment shall be equal to the excess of the Target Net Worth over the Closing Net Worth, converted from SEK to USD based on the exchange rate equal to 7.733 SEK per USD.

     1.53 "Real Property" shall mean the Andover Real Property and the Biot Real Property.

     1.54 "Release" shall mean any intentional or accidental spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Hazardous Materials (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).

     1.55 "SCL" shall mean Spembly Cryosurgery Limited, an English corporation, which is a wholly-owned subsidiary of Spembly.

     1.56  "SEK" shall mean Swedish crowns.

     1.57 "Swedemed" shall mean Swedemed AB, a Swedish corporation, which is a wholly-owned subsidiary of EIL.

     1.58 "Swedish GAAP" shall mean generally accepted accounting principles of Sweden.

     1.59 "Spembly" shall mean Spembly Medical Ltd., an English corporation, which is a wholly-owned subsidiary of EIL.

     1.60  "Target Net Worth" shall mean the amount of SEK 158,832,000.

     1.61 "Taxes" shall mean any national, state, or local taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions, including, without limitation, all income, gross receipts, unemployment compensation, social security, payroll, sales, use, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition under the laws of any nation or any state or municipal or political subdivision thereof or any other country.

     1.62 "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     1.63  "Tentative Purchase Price" shall mean the amount of USD 33,000,000.

     1.64 "Trademarks" shall mean (a) registered trademarks and registered service marks, applications for registration for trademarks and service marks, renewal registrations and applications for renewal registrations, extensions and foreign counterparts of such registrations and applications for registration;
(b) material unregistered trademarks and service marks; (c) corporate names, business names and trade names, whether registered or unregistered; and (d) Internet domain names and associated addresses and URLs.

     1.65 "U.K. Tax Covenant" shall mean the covenant in respect of EIL, SCL and Spembly to be entered into at Closing by Buyer and Seller in the agreed form.

     1.66  "USD" shall mean United States Dollars.

2.   PURCHASE AND SALE OF ASSETS.
     ---------------------------

     2.1   TRANSFER. At the Closing, Seller shall (and/or shall cause its
           --------
Affiliates to) sell, assign, license, transfer and deliver the Assets to Buyer, and Buyer shall purchase and acquire the Assets and assume the Assumed Liabilities.

     2.2   DETERMINATION AND PAYMENT OF PURCHASE PRICE.
           -------------------------------------------

           (a) As soon as practicable after the Effective Date, Seller shall prepare and deliver to Buyer a balance sheet as of the Effective Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be audited by an internationally recognized certified public accountant firm. The Closing Balance Sheet shall be prepared by Seller (at its expense) accurately and in accordance with International Accounting Standards with amounts expressed in SEK using prevailing exchange rates (as reported by the Swedish Central Bank as of the Effective Date) and, to the extent possible given the difference in audit valuation of individual items between Swedish GAAP and International Accounting Standards, in a manner consistent with, and using the same methodology as, the Balance Sheet, including "Adjustments" and "Group Adjustments" consistent with, and using the same methodology as, the "Adjustments" and "Group Adjustments" in the Balance Sheet. In the event Buyer asserts that the nature or amount of any item reflected on the Closing Balance Sheet which affects the determination of Closing Net Worth is not in accordance with International Accounting Standards or is not determined in a manner consistent with the Balance Sheet (except as provided above), Buyer and Seller shall in good faith attempt to resolve any such dispute with respect to the Closing Balance Sheet. If Buyer and Seller cannot reach agreement with respect to the determination of Closing

Net Worth within ten (10) days after the delivery of the Closing Balance Sheet to Buyer, Buyer and Seller shall jointly appoint an internationally recognized certified public accountant firm to determine the proper resolution of the disagreements between Buyer and Seller concerning the determination of Closing Net Worth, whose determination (the cost of which shall be divided equally between Seller and Buyer) shall be made within thirty (30) days and be final and binding on the parties. If Buyer and Seller cannot agree on the appointment of such a certified public accounting firm, such firm shall be selected by arbitration pursuant to Section 17.3 hereof.

          (b) If the amount determined as the Purchase Price Adjustment pursuant to subsection 1.52 is greater than USD 1,500,000, then:

               (i) Seller shall have the right to give written notice to Buyer, not later than four (4) days after the final determination of the Purchase Price Adjustment, that Seller desires to terminate this Agreement; and

               (ii) If Seller gives the notice pursuant to subparagraph (i) above, Buyer may either:

                    (A) Give written notice to Seller not later than midnight Boston time on the fourth full day following receipt by Buyer of the Seller's notice that Buyer elects to fix the Purchase Price Adjustment at USD1,500,000, in which event this Agreement shall not terminate; or

                    (B) Allow this Agreement to terminate pursuant to Seller's notice, which shall occur automatically if Buyer does not give Seller the written notice pursuant to subparagraph (A) above not later than four (4) days after its receipt of Seller's notice, in which event Seller shall pay to Buyer the amount of USD 500,000 as a termination fee.

          (c) On the Closing Date, Buyer shall divide and pay the Purchase Price to and among Seller and its Affiliates in such portions as Seller may designate, such payments to be made by wire transfers of funds from banks selected by Buyer to banks selected by Seller. Prior to the Closing Date, Buyer and Seller shall use their best efforts to agree on the allocation of the Purchase Price among the Assets.

          (d) Notwithstanding the provisions of subsection 2.2(c) hereof, if the Closing Net Worth shall not have been finally determined by the Closing Date, the Closing shall nevertheless take place if the amount which Buyer asserts to be the correct amount for the Closing Net Worth (the "Buyer's Closing Net Worth Amount") would result in a Purchase Price Adjustment of no more than USD 1,500,000, and in such event the following rules shall apply:

               (i) At Closing, Buyer shall pay an amount (the "Provisional Purchase Price") equal to what the Purchase Price would be if the Buyer's Closing Net Worth Amount is the correct amount for the Closing Net Worth; and

               (ii) Promptly after the Closing Net Worth is finally determined in accordance with subsection 2.2 (a), Buyer shall pay to Seller the amount, if any, by which the Purchase Price exceeds the Provisional Purchase Price.

     2.3  ASSUMPTION OF LIABILITIES. Buyer shall assume at the Closing (a) the
          -------------------------
Closing Balance Sheet items listed on Exhibit 2.3 A, (b) the obligations of the Companies under the contracts listed on Exhibit 3.9, all of which shall be assumed pursuant to an assignment of contracts, and assumption of liabilities in the form attached hereto as Exhibit 2.3 (the "Assignment and Assumption Agreement"), and (c) the other obligations and liabilities described on Exhibit 2.3A (collectively the "Assumed Liabilities"). Buyer shall perform all obligations related to the Assumed Liabilities. After Closing, Seller shall have no responsibility to the Buyer or the Acquired Companies for the Assumed Liabilities of the Companies except for any liability attributable to a violation of any Environmental Law(s) by the Business prior to the Closing or the Release of any Hazardous Materials prior to the Closing ("Excluded Environmental Liabilities"). Buyer's assumption of the Assumed Liabilities relating to the Acquired Companies is intended solely for the benefit of Seller and its Affiliates and is not intended to create rights for any other parties.

     2.4  INSTRUMENTS OF TRANSFER AND ASSUMPTION.
          --------------------------------------

          (a) Seller shall deliver to Buyer at the Closing such endorsed share certificates, stock transfer forms, bills of sale, assignments of lease, deeds, assignments of lease, licenses and other instruments of assignment and transfer, in form reasonably satisfactory to Buyer, as shall be effective to convey to Buyer all of Seller's right, title and interest in and to each of the Assets.

          (b) Buyer shall deliver to Seller at the Closing such instruments of assumption, in form reasonably satisfactory to Seller, as shall be effective to assure Seller that Buyer will perform all obligations related to the Assumed Liabilities, including without limitation the Assignment and Assumption Agreement.

     2.5  CONSENTS.
          --------

          (a) Buyer and Seller shall cooperate in securing before and after the Closing all consents with respect to the sales and transfers of the Assets from each governmental authority whose consent is necessary to such sales and transfers.

          (b) The Seller, the Companies and any other relevant Affiliates of Seller shall use their reasonable commercial efforts to obtain the waiver, consent and approval of all non-governmental persons whose waiver, consent or approval (i) is required in order to consummate the transactions contemplated by this Agreement or (ii) is required by any material agreement, lease, mortgage or security instrument, arrangement, judgment, decree, order, permit or license to which Seller or any of the Companies is a party or subject on the Closing Date and (A) which would prohibit, or require the waiver, consent or approval of any person to such transactions or (B) under which, without such waiver, consent or approval, such transactions would constitute an occurrence of default under the provisions thereof, result in the acceleration of any obligation thereunder or give rise to a right of any party thereto to terminate its obligations thereunder.

          (c) Nothing in this Agreement shall be deemed to constitute or require an assignment or an attempt to assign any contract or other agreement with any third party if the attempted assignment thereof without the consent of any such third party would constitute a breach thereof or adversely affect in any way the rights of Seller and its assignee thereunder. If, after Seller shall have used reasonable efforts to obtain such consents from any such third party, any such consent shall not have been obtained at or prior to the Closing, or the attempted assignment of such contract or agreement without such consent at the Closing would have an adverse effect on such rights or Buyer would not in fact receive such rights, Seller shall cooperate with Buyer, at Buyer's expense, in any reasonable arrangement designed to provide for Buyer the benefits thereunder, including enforcing for the benefit of Buyer any or all rights of Seller against any such third party arising out of the breach or cancellation thereof by any such third party or otherwise. Provided, however,
                                                           --------  -------
Buyer shall not be obligated to close until Seller has obtained all consents of third parties which are required for the assignment of those contracts listed on
Exhibit 2.5 hereto (the "Critical Contracts").



     2.6  FURTHER ASSURANCES. Buyer and Seller shall each, from time to time
          ------------------
after the Closing, at the request of the other and without further consideration, execute and deliver such further instruments of assignment, transfer, license or assumption and take such further action as the other may reasonably request in order more effectively to transfer, reduce to possession and record title to any of the Assets, or to implement the assumption of the Assumed Liabilities. Reasonable out of pocket expenses incurred in compliance with this Section by one party at the request of the other party shall be promptly reimbursed by the requesting party to the party incurring such expenses.

     2.7  SALES AND TRANSFER TAXES; FEES. All applicable sales, transfer,
          ------------------------------
registration, documentary, use, filing and other taxes (other than income taxes) and other governmental (and notarial) fees that may be levied or are otherwise payable with respect to the sale and transfer of the Business and the Assets hereunder, whether levied on or payable by Seller or Buyer, shall be divided equally between Buyer and Seller, and Buyer and Seller shall each pay one-half (1/2) thereof.

3.   REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to
     ----------------------------------------
Buyer as follows.

     3.1  SELLER'S ORGANIZATION, POWER, EXECUTION.
          ---------------------------------------

          (a) Each of Seller and the Companies is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute, and deliver this Agreement and the agreements contemplated herein and to carry out the transactions contemplated hereby and thereby. Each of the Companies is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be qualified in the case of any such Company would not have a material adverse effect on the business or assets of such Company. Certified copies of the charter and bylaws or other governing documents of the Seller and each of the Acquired Companies, as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

          (b) The execution and delivery of this Agreement and the agreements provided for herein and the consummation of all transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller, and this Agreement has been duly executed and delivered by Seller and constitutes, and each other document and instrument required hereby to be executed and delivered to Buyer will when delivered constitute, the valid and legally binding obligation of Seller or its relevant Affiliate enforceable in accordance with its terms, subject to bankruptcy laws and general equitable principles. The execution and delivery of this Agreement and performance of the transactions contemplated hereby will not with or without the giving of notice or the passage of time or both, conflict with, result in a breach, violation or termination of any term or provision by Seller or any of the Companies of, or constitute a default by Seller or any of the Companies under, any agreement, instrument or order to which Seller or any of the Companies is a party or by which Seller or any of the Companies is bound or the corporate charter or by-laws or other governing documents of Seller or any of the Companies, or any statute, judgment, order, award, injunction, decree, regulation or ruling of any court, governmental authority or arbitrator, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Seller or any of the Companies pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which the Seller or any of the Companies is a party or by which the Seller or any of the Companies or any of their respective properties is or may be bound.

     3.2  RIGHT TO TRANSFER. Seller and its Affiliates have the right to
          -----------------
transfer the Assets to Buyer and/or its Affiliates, subject to the consents referred to in Subsections 2.5(b) and 2.5(c).

     3.3  GOVERNMENTAL COMPLIANCE. Each of Seller and the Companies has the
          -----------------------
corporate power and authority and all licenses and permits: (i) which are required by governmental authorities to own and operate the Business and to carry on the Business as now being conducted and (ii) whose absence would have a material adverse effect on the Business (the "Authorizations"). The Authorizations are in full force and effect. All of the Products comply, and have been manufactured, marketed and sold in compliance, in all material respects with all applicable laws and regulations. None of the Companies have reasonable grounds to believe that any of the Authorizations will not in the ordinary course be renewed or continued. To the knowledge of the Companies, the current operation of the Business is not in material violation of any applicable statute, ordinance, regulation or administrative or judicial order or ruling.

     3.4  NOTICES OF VIOLATION. None of the Companies has received any written
          --------------------
claim or written assertion that there has been any breach of any of the terms or conditions of any Authorizations (or has knowledge of any threat thereof) in such manner (a) as would permit any other party to cancel, terminate or materially amend any Authorization, or (b) that any such breach or breaches singly or in the aggregate could materially and adversely affect the financial condition or results of operations of the Business. None of the Companies has received any written notice requiring the accumulation and submission of substantial clinical data necessary to establish the safety and effectiveness of any Product not previously required or imposing any other material condition or requirement restricting the continued commercial distribution of such Product.

     3.5  DEFAULTS. Neither the execution and delivery of this Agreement nor the
          --------
carrying out of any of the provisions hereof or the transactions contemplated hereby will result in the creation or imposition of any security interest, lien, claim, charge, or other encumbrance of any nature whatsoever upon any of the Assets after the Closing Date.

     3.6  FINANCIAL STATEMENTS AND CHANGES.
          --------------------------------

          (a) The Balance Sheet was prepared in accordance with Swedish GAAP (insofar as applicable to the description of a portion of a business). The Balance Sheet reflects all liabilities of the Business, whether absolute, contingent, accrued or otherwise existing as of the date thereof which are of a nature required to be reflected in financial statements prepared in accordance with Swedish GAAP. The Income Statement was prepared in accordance with Swedish GAAP (insofar as applicable to the description of a portion of a business). The Balance Sheet and the Income Statement fairly present, in all material respects, the financial condition and results of operations, respectively, of the Business at the date of such Balance Sheet and for the ten month period covered by the Income Statement. If the Balance Sheet and Income Statement had been prepared in accordance with International Accounting Standards instead of Swedish GAAP, they would not be materially different, except for possible differences attributable to: (i) group adjustments for restructuring provisions, acquisition goodwill and consolidation; (ii) treatment of pension plan overfunding or underfunding; and
(iii) valuation of intellectual property. Except as reflected in the Balance Sheet or as disclosed on Exhibit 1.10 and Exhibit 3.9, the Companies are not in default with respect to any material liabilities or obligations, and any liabilities incurred or accrued subsequent to the date of the Balance Sheet have been, or are being, paid and discharged in the normal course as they become due, and all such liabilities and obligations were incurred in the ordinary course of business except as indicated on Exhibit 1.10.

          (b) Since the date of the Balance Sheet, there has been (a) no change in the financial condition, assets, liabilities or business of the Business or the Assets which has had a material adverse effect on the Business; (b) no damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the Business or the Assets; (c) no labor trouble materially adversely affecting the Business or the Assets; (d) no sale or transfer of any Assets, except sales in the ordinary course of business; (e) no imposition of any material lien, charge, encumbrance (which as used herein includes, without limitation, any mortgage, deed of trust, conveyance to secure debt or security interest) or claim upon any of the Assets, except for statutory landlord's liens with respect to rent not yet due and payable and any current year lien with respect to personal or real property taxes not yet due and payable; (f) no default in any liability or obligation which would have a material adverse effect on the Business; (g) no agreement by any of the Companies to any material adverse change in the terms of any material contract or instrument to which it is a party; or (h) no waiver, cancellation or disposal by any of the Companies of, for less than the face amount thereof, any material claim or right which it has against others; (i) no transaction or event which would materially increase the tax liability of any of the Acquired Companies for any prior taxable year or the tax liability of any of the Companies for any prior taxable year for which Purchaser, the Assets, or any of the Acquired Companies would become liable; (j) no payment of any dividend or other distribution to a shareholder by any of the Acquired Companies; or (k) no transaction other than in the ordinary course of business which can be reasonably expected to have a material adverse effect on the Business.

     3.7  TAX CONSOLIDATION. None of the Acquired Companies has ever been a
          -----------------
member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code), other than the group of which Elekta Holding U.S., Inc. is the common parent and, previously, the groups of which Cordis Corporation and Johnson & Johnson were the common parents. Neither CIS nor any member of any "affiliated group" of which Elekta Holdings U.S., Inc. is the common parent has any outstanding waivers or extensions of any applicable statute of limitations relating to the assessment of Taxes. An election under Treasury Reg. Section 1.1502-20(g) has not been made with respect to CIS by Elekta Holdings U.S., Inc. A basis reduction pursuant to Treasury Reg. Section 1.1502-20(b) or Treasury Reg. Section 1.337(d)-2T(b) has not been required to be made with respect to CIS with respect to any period during which CIS has been a member of the "affiliated group" of which Elekta Holdings U.S., Inc. is the common parent. CIS does not have any actual or potential liability for any Tax obligation of any other taxpayer (including without limitation any affiliated group of corporations or other entities that included CIS during a prior period).

     3.8  TAX RETURNS. Each of the Companies has, as of the date hereof, and
          -----------
will prior to Closing have, timely and accurately filed all Tax Returns required to be filed by it prior to such dates and has timely paid, and will on the Closing Date be current in the payment and remittance of all Taxes. None of the Companies is, or will become, subject to any additional Taxes as a result of the failure to file timely or accurately, as required by applicable law, any Tax Return or to pay timely any amount shown to be due thereon. No written assessments or notices of deficiency or other communications have been received by any of the Companies with respect to any Tax Return which has not been paid or discharged, and no amendments or applications for refund have been filed or are planned with respect to any such Tax Return. There are no agreements between any of the Companies and any taxing authority waiving or extending any statute of limitations with respect to any Tax Return. Save in the ordinary course of their businesses, none of the Companies has incurred with respect to any period ending on or prior to the Closing Date any taxable income or liability for taxes. True and correct copies of the income tax returns for each of the Acquired Companies for the past three years (or for such portion thereof as each Acquired Company may have been in existence and may have been owned by Seller) have heretofore been delivered by Seller to Buyer. None of the Acquired Companies are parties to any tax sharing agreements. The provisions for Taxes shown on the Closing Balance Sheet will be adequate to discharge all Taxes incurred by the Acquired Companies with respect to all periods ending on or before the Effective Date, including as if the taxable year of each of the Acquired Companies ended on the Effective Date. Except as set forth in Exhibit
3.8 hereto, none of the Tax Returns of the Acquired Companies has been audited by any taxing authority within the past three (3) years and no adjustments have been made to any Tax Returns of the Acquired Companies by any taxing authority pursuant to any such audit. CIS has not made or is not obligated to make any payment which will be or may be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code. CIS has not flied a consent pursuant to Section 341(f) of the Code nor has CIS agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code). CIS is not and has not been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     3.9  CONTRACTS, ETC.
          ---------------

          (a) Exhibit 3.9 and Exhibit 3.9(c) hereto (together with the agreements described in Section 3.10(a) below) consists of a true and complete list of all material contracts, agreements and other instruments entered into in respect of the Business); and contemporaneously with or prior to the execution of this Agreement, Seller has provided Buyer access to a true and complete copy of each such contract, agreement or instrument which is in writing.

          (b) All of the contracts, agreements, policies of insurance or instruments described on the Schedule of Assets or in Exhibit 3.9 hereto and the agreements described in Section 3.10(a) below are, except as disclosed on the Schedule of Assets or Exhibit 3.9 hereto, valid and binding upon the Companies and the other parties thereto and are in full force and effect and enforceable in accordance with their terms, and, except as disclosed in Exhibit 3.9, none of the Companies nor, to the knowledge of the Companies, any other party to any such contract, commitment or arrangement has breached any material provision of, the terms thereof. Except as disclosed in Exhibit 3.9, none of the Companies has received any payment from any contracting party in connection with or as an inducement for entering into any contract, agreement, policy or instrument except for payment for actual services rendered or to be rendered by the Companies consistent with amounts historically charged for such services.

          (c) Exhibit 3.9(c) is a true and complete list of certain contracts between Seller and/or the Acquired Companies and certain management employees of the Business pursuant to which such management employees will be paid incentive compensation upon the sale of the Business and pursuant to which one management employee is promised certain compensation in the event his employment is terminated under certain circumstances. Except as indicated on Exhibit 3.9(c), Buyer shall not be required to assume any obligations of the Seller under the contracts or arrangements listed on Exhibit 3.9(c).

    3.10  INTELLECTUAL PROPERTY.
          ---------------------

          (a) The Schedule of Assets sets forth a complete and correct list and summary description of all Company Intellectual Property, together with a complete list of all material agreements relating thereto, including without limitation all licenses granted by or to the Companies with respect to any Company Intellectual Property. Except as disclosed on the Schedule of Assets, all such Company Intellectual Property is beneficially owned and owned of record by the Companies, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever and constitute all of such items necessary for the lawful conduct of the Business as now conducted.

          (b) (i) Each Company has, or will have upon Closing, such rights to use, protect, prosecute, sell, transfer, license, dispose of or bring actions for the infringement of its rights in and to, and to exclude others from using the Company Intellectual Property as are established by, the applicable laws of each relevant jurisdiction (and to the extent provided in each agreement under which each Company is licensee) to the sole and exclusive owner of an item of Intellectual Property of such kind; (ii) except as disclosed on the Schedule of Assets, each Company is the sole beneficial and record owner of its intellectual property and the Company Intellectual Property which is registered or the subject of an application for registration (collectively, the "Company Registered Intellectual Property") has been duly maintained in all material respects in accordance with the legal and administrative requirements of the appropriate jurisdictions, and has (except for patents which may have expired on their normal expiration dates) not lapsed, expired, been canceled or been abandoned; (iii) no registration or application for registration of any material item of Company Registered Intellectual Property is the subject of any pending opposition, interference, cancellation or other legal or governmental proceeding filed before any governmental authority in any competent jurisdiction.

          (c) Except as disclosed on Exhibit 3.10, none of the Companies is currently in receipt of any written notice of any violation of, and, to the knowledge of the Companies, none of Companies (and none of their employees or agents) is infringing, misappropriating, misusing or violating, the rights of others in any Intellectual Property. To Seller's knowledge the business of Spembly, SCL and EIL is not subject to any claim to pay compensation pursuant to Sections 40 and 41 of the Patents Act 1977, and, to the Seller's knowledge, there are not any facts likely to give rise to such a claim.

     3.11    MISAPPROPRIATION OF INTELLECTUAL PROPERTY. There has been, to the
             -----------------------------------------
knowledge of the Companies, no infringement, unauthorized use or disclosure or misappropriation by any third party of any Company Intellectual Property that could reasonably be expected to have a material adverse effect on the Business.

     3.12    LABOR MATTERS.
             -------------

     3.12.1 Within the last three (3) years none of the Companies has been the subject of any labor dispute, nor has there been any strike of any kind called or threatened to be called against either of them. To the knowledge of the Companies, none of the Companies has committed a violation of any applicable law or regulation relating to labor or labor practices which would have a material adverse effect on the Business.

     3.12.2 Except as specified on Exhibit 3.12, there are no agreements or arrangements including recognition agreements between any of the Companies and any trade union or other body representing employees.

     3.12.3 To Seller's knowledge, no executive of the Business has given or received notice terminating his employment and no such executive or officer will be entitled to give such notice as a result of this Agreement.

     3.12.4 To Seller's knowledge, there are no current investigations by any governmental or regulatory body in relation to any employment practice in the Business.

     3.13    EMPLOYEE BENEFIT PLANS.
             ----------------------

     3.13.1 All Employee Benefit Plans have been maintained in substantial compliance with the requirements of all applicable laws and regulations and in the case of The Surgical Technology Group Pension and Life Assurance Scheme ("Pension Scheme") the rules of that Scheme.

     3.13.2 None of the Companies maintains, contributes to, or is obligated to contribute to any "multiemployer plan," as defined in Section 3(37) of Employee Retirement Income Security Act of 1974 (as amended).

     3.13.3 Attached hereto as Exhibit 3.13.3 is a complete list of all Employee Benefits Plans currently maintained by the Acquired Companies.

     3.13.4 No action, investigation or audit (other than routine claims for benefits) is pending or threatened against any Employee Benefit Plan of any of the Acquired Companies.

     3.13.5 The Balance Sheet reflects an accrual for any unpaid liabilities relating to Employee Benefit Plans which are required to be accrued by International Accounting Standards.

     3.13.6 Except pursuant to the contracts listed on Exhibit 3.9(c), no amounts will be paid, or benefits or vesting of benefits accelerated under, any Employee Benefit Plan of any Acquired Company as a result of the transactions provided for in this Agreement.

     3.13.7 The Assumed Liabilities do not include any Employee Benefit Plans of EII, EIAL, EGBH or the Seller.

     3.13.8 Attached hereto as Exhibit 3.13.8 is a current list of all employees of the Business and their current compensation.

     3.13.9 No power under the Pension Scheme to augment benefits or to provide benefits which would not otherwise have been provided has been exercised since the date of its last actuarial valuation.

     3.13.10 Only employees of Spembly, SCL and EIL have participated in the Pension Scheme.

     3.13.11 All lump sum death in service benefits (other than a refund of the member's contributions with interest where appropriate) payable under the Pension Scheme on death before normal pension age of a member while in an employment to which the Pension Scheme relates are insured fully under a policy with an insurance company of good repute.

     3.13.12 All contributions to the Pension Scheme have at all times been made in accordance with the provisions of the Pension Scheme and the recommendations of the actuary to the Pension Scheme.

     3.13.13 Save as set out in Exhibit 3.13.13, there has been no increase or decrease in the rate of any contribution to the Pension Scheme by Spembly, SCL or EIL by any member at any time in the three years ending on the date of this Agreement and no such increase or decrease is agreed, or, on the basis of actuarial advice received in respect of the Pension Scheme, proposed or advised.

     3.13.14 So far as the Seller is aware there is not in respect of the Pension Scheme or the benefits thereunder any material actions, suits or claims pending or threatened (other than routine claims for benefits).

     3.13.15 No "surplus payment" within the meaning of the Pension Scheme Surpluses (Administration) Regulations 1987 (S.I. 1987 No.352) has been made out of the Pension Scheme.

     3.14     CUSTOMERS AND SUPPLIERS.  None of the Companies has received any
              -----------------------
written notice that any customer or supplier of the Companies has taken any steps which could disrupt the business relationship of the Companies with such customer or supplier in a way that would result in a material adverse effect on the Business.

     3.15 ENVIRONMENTAL, HEALTH AND SAFETY MATTERS. Except as set forth on
          ----------------------------------------
Exhibit 3.l5 hereto:

          3.15.1 The Companies are and have at all times been in substantial compliance with all applicable Environmental Laws in connection with the leasing, ownership, operation and condition of the Real Property, Assets and the Business. There are no past or pending violations or alleged violations by the Companies of any Environmental Laws asserted by any governmental entity or third party. Set forth on Exhibit 3.15 are all permits, licenses, and approvals necessary to conduct the Business in compliance with Environmental Laws.

          3.15.2 There is no past or ongoing Release of Hazardous Materials into the environment on, from or within any real property owned, leased, or utilized by the Business. Any Release of Hazardous Materials into the environment set forth on Exhibit 3.15 has not caused or aggravated any condition or damage which would necessitate response, removal, or other remedial action after the date of this Agreement with respect to any property, regardless of whether the property is owned, leased or otherwise utilized by the Companies. Set forth on Exhibit 3.15 are all environmental assessments, reports, or investigations, whether commissioned by the Companies with respect to any property currently or previously owned, leased, or utilized by the Business.

          3.15.3 No employee, invitee, trespasser, or member of the public at large has had his or her health impaired or threatened as the result of the operation of the Business or as the result of the release of Hazardous Materials related to the operation of the Business.

          3.15.4 There are no Hazardous Materials located on, contained in, or otherwise part of any property utilized by the Business. The Business has not arranged for the transportation, storage, or disposal of any Hazardous Materials at any property or site not owned or controlled by the Business that has or is reasonably likely to give rise to any liability under any Environmental Law to the Companies.

          3.15.5 There are no landfills, lagoons, impoundments, waste piles, drum storage areas, or underground storage tanks on any property previously or currently owned, leased, or utilized by the Business.

     3.16 INSURANCE. Seller has obtained insurance for the risks of the Business
          ---------
in amounts and at rates details of which have been provided to Buyer. Since January 1, 1998, there has not been any material adverse change in the Companies' relationship with its insurers or in premiums payable. Attached hereto as Exhibit 3.16 is a list of pending insurance claims relating to the Business and a history of insurance claims relating to the Business for the five
(5) years preceding the date of this Agreement (or with respect to parts of the Business owned by Seller for less than five (5) years, for the period of time owned by Seller).

     3.17 RELATED PARTY RELATIONSHIPS. No officer or director of the Companies
          ---------------------------
possesses, directly or indirectly, any beneficial interest in, or is a director, officer or employee of, any corporation, partnership, firm, association or business organization which is a client, supplier, customer, lessor, lessee, lender, creditor, borrower, debtor or contracting party with or of the Companies (except as a stockholder holding less than a one percent interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market).

     3.18     OWNERSHIP OF TANGIBLE ASSETS AND LEASES.
              ---------------------------------------

              3.18.1 With respect to Assets other than intellectual property, Real Property and Improvements:

                       3.18.1.1 Except as disclosed on Exhibit 3.18.1.2 (with respect to leased Assets), the Companies have good title to all of the Assets subject to no mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance, charge or adverse claim whatsoever, except for statutory landlord's liens with respect to rent not yet due and payable and lien for current year's property tax not yet due and payable.

                       3.18.1.2 Exhibit 3.18.1.2, describes each of the material Assets which has a value in excess of USD 100,000 which are held under any lease, or as conditional vendee under any conditional sale or other title retention agreement.

                       3.18.1.3  Each of the leases and agreements described in
Exhibit 3.18.1.2 is in full force and effect and constitutes a legal, valid and binding obligation of each of the Companies and the other respective parties thereto and is enforceable in accordance with its terms, and there is not under any of such leases or agreements existing any material default of any of the Companies or, to the knowledge of the Companies, of any other parties thereto (or event or condition which, with notice or lapse of time, or both, would constitute a material default). None of the Companies has received any payment from lessor in connection with or as inducement for entering into any such lease except as set forth on Exhibit 3.18.1.2. Any security deposits made under the leases listed in Exhibit 3.18.1.2 is set forth in such exhibit.

                       3.18.1.4 None of the Assets are leased by any of the Companies to any other person or entity.

                       3.18.1.5 The Assets include all material assets which are necessary to conduct the Business as presently conducted, except for certain items of shared equipment not currently devoted exclusively to the Business, which consist of office equipment and computer hardware and software necessary for financial reporting and consolidation.

                       3.18.1.6 To the knowledge of the Companies, all material items of machinery and equipment used in the Business is usable and operable in good working order and is in a reasonable state of repair, subject only to ordinary wear and tear, and has been subject to regular maintenance.

                       3.18.1.7 Except pursuant to this Agreement and the License and Technology Agreement among EII, Kevin Maughan, Ferenc Schmidt and Florida Hospital Supply, Inc. dated May 10, 1994, none of the Companies is a party to any contract or obligation whereby there has been granted to anyone an absolute or contingent right to purchase, obtain or acquire any rights in any of the Assets.

              3.18.2   With respect to the Real Property and Improvements:

                       3.18.2.1 The Biot Real Property is the only owned real estate used in the Business.

                       3.18.2.2 EISA owns good title to the Biot Real Property and to all of the Improvements on the Biot Real Property, subject to no mortgage, pledge, lien or any other encumbrance, except for: liens for property taxes not yet due and payable, easements and other restrictions of record which do not have a material adverse effect on the use of the Real Property in connection with the Business, restrictions imposed by zoning or planning laws which do not have a material adverse effect on the Business as presently conducted, and an obligation to dispose of the undeveloped portion of the Biot Real Property if certain additional building space is not constructed prior to December 31, 2004.

                       3.18.2.3 The properties described in Exhibits 3.18.2.3A and 3.18.2.3B constitute the only leased real estate used in the Business in France, the United Kingdom and the United States. The leases described in Exhibits 3.18.2.3A and 3.18.2.3B are in full force and effect and constitute legal, valid and binding obligations of the Companies and the other respective parties thereto and are enforceable in accordance with their terms, subject to bankruptcy laws and general equitable principles. There is not existing under any of such leases any material default of the Companies or, to the knowledge of the Companies, of any other party thereto (or event or condition which, with notice or lapse of time, or both, would constitute a default). None of the Companies has received any payment from a lessor in connection with or as inducement for entry into any such lease except as set forth on Exhibits 3.18.2.3A or 3.18.2.3B.

                       3.18.2.4 None of the property or part thereof shown on Exhibits 3.18.2.1, 3.18.2.3A or 3.18.2.3B is leased by any of the Companies to any other person or entity.

                       3.18.2.5 No taxes, assessments, water charges or sewer charges relating to the Real Property or the Improvements are delinquent and there are no special taxes, assessments or charges pending or, to the knowledge of the Companies, threatened against the Real Property or the Improvements.

                       3.18.2.6 The Real Property and the Improvements are usable and operable in the Business and the Improvements are in good working order and in a reasonable state of repair, subject only to ordinary wear and tear.

                       3.18.2.7 There are no pending or, to the knowledge of the Companies, threatened or contemplated condemnation proceedings affecting the Real Property or any part thereof.

                       3.18.2.8 None of EIL, SCL or Spembly is or has been in occupation of or entitled to any estate or interest in land or premises save the property at Andover referred to in Exhibit 3.18.2.3A

                       3.18.2.9 Save for the deposit of the title deeds of the property at Andover referred to in Exhibit 3.18.2.3A such property and its title deeds are free from any encumbrance or other third party right whether in the nature of security or otherwise.

                       3.18.2.10 Spembly, in respect of the property at Andover referred to in Exhibit 3.18.2.3A has, to the Seller's knowledge, performed and observed all material covenants affecting such property requiring observance or performance by it and, to Seller's knowledge, no notice of any breach of any such material covenants has been received.

     3.19     BROKERS-SELLER.  None of the Seller, the Companies or any of their
              --------------
Affiliates have engaged any person which could have any valid claim against Buyer for a finder's fee, brokerage commission or other similar payment nor otherwise acted in such a manner as to give rise to any valid claim against Buyer for a finder's fee, brokerage commission or other similar payment.

     3.20     CAPITALIZATION OF THE ACQUIRED COMPANIES.
              ----------------------------------------

              The current capitalization of each of the Acquired Companies and the current shareholder(s) of each of the Acquired Companies is set forth in
Exhibit 3.20 hereto. All of the issued and outstanding shares of each Acquired Company have been and on the Closing Date will be duly and validly issued and are, or will be on such date, fully paid and non-assessable. All of the issued and outstanding shares of each Acquired Company are owned by its shareholder(s) listed on Exhibit 3.20 free and clear of all liens, claims, charges and encumbrances of any nature whatsoever, and the authorization or consent of no other person or entity is required in order to consummate the transactions contemplated herein by virtue of any such person or entity having an equitable or beneficial interest in such Acquired Company or the capital stock of such Acquired Company. There are not, and on the Closing Date there will not be, outstanding any options, warrants, or other rights to purchase from any Acquired Company any capital stock of such Acquired Company; any securities or obligations which are convertible into or exchangeable for any shares of capital stock of such Acquired Company; or any other commitments of any kind by any Acquired Company to issue any additional shares of its capital stock to pay any dividends on such shares or to purchase, redeem, or retire any outstanding shares of its capital stock. The number of issued and outstanding shares of each Acquired Company held in the treasury of such Acquired Company is set forth in
Exhibit 3.20 hereto.

     3.21     COMPANIES.  Exhibit 3.20 attached hereto sets forth (i) the
              ---------
jurisdiction of incorporation, capitalization and ownership of each Acquired Company; (ii) the names of the officers and directors of each Acquired Company;
(iii) the jurisdictions in which each Acquired Company is qualified or holds licenses to do business as a foreign corporation; and (iv) the name and percentage ownership by each Acquired Company of each corporation, partnership, joint venture or other entity in which such Company has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein.

     3.22     DESCRIPTIVE MEMORANDUM.  To the knowledge of Seller, the
              ----------------------
Descriptive Memorandum does not contain any untrue statement of a material fact and does not omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading. Provided, however, Buyer and Seller hereby acknowledge that the
            --------  -------
financial projections contained in the Descriptive Memorandum are no longer current.

     3.23     LITIGATION.  Except as otherwise set forth in Exhibits 3.23 or
              ----------
3.10 hereto, there is no suit, action, proceeding, claim or investigation pending or, to the knowledge of Seller, threatened against any of the Acquired Companies or against any of the other Companies relating to the Business, including without limitation claims for breach of product warranties. Within the five (5) years preceding the date of this Agreement, there have been no product liability claims asserted in writing against any of the Companies with respect to any of the Products, except as disclosed on Exhibit 3.23 hereto.

     3.24     EXPORT.  Neither the Seller nor any of the other Companies has
              ------
sold (directly or indirectly) any Products that were manufactured in the United States in or to any of the following countries (or to any party known by Seller to be acting on behalf of any of the following countries): Cuba, Libya, Iran, Iraq, North Korea, Sudan or Syria.

     3.25     PRODUCT WARRANTY AND PRODUCT LIABILITY CLAIMS.  No Product sold or
              ---------------------------------------------
delivered by any Company is subject to any warranty, guaranty, right of return or other indemnity other than the relevant Company's applicable standard terms and conditions of sale, which are consistent with customary industry practice. Seller has maintained product liability insurance coverage in amounts of not less than SEK 500,000,000 per occurrence and SEK 500,000,000 in the aggregate with respect to products sold by the Companies. Such product liability insurance is on a claims made basis.

4.   REPRESENTATIONS AND WARRANTIES OF BUYER.  Buyer represents and warrants to
     ---------------------------------------
Seller as follows.

     4.1      BUYER'S ORGANIZATION, POWER, EXECUTION.  Buyer is a corporation
              --------------------------------------
duly organized validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer, and this Agreement has been duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer enforceable in accordance with its terms, subject to bankruptcy laws and general equitable principles.

     4.2      BROKERS-BUYER.  Buyer has not engaged any person which could have
              -------------
any valid claim against Seller for a finders fee, brokerage commission or other similar payment.

     4.3      NO VIOLATION.  Assuming receipt of the approvals referred to in
              ------------
Section 2.5(a), the execution and delivery of Buyer of this Agreement does not, and the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby will not (i) violate any law or regulation, governmental or court order, judgement or decree applicable to Buyer, or (ii) result in any breach of any contract, agreements, license or permit to which Buyer is a party or by which Buyer is bound.

     4.4      APPROVALS AND CONSENTS.  Except for the approvals referred to in
              ----------------------
Section 2.5(a), no consent, approval, authorization or order of, action by filing with or notification to any governmental, regulatory or administrative authority is required for the execution and delivery of this Agreement by Buyer and for the consummation by Buyer of the transactions contemplated hereby.

5.   COVENANTS OF SELLER.  Seller covenants and agrees as follows.
     -------------------

     5.1      CONDUCT OF THE BUSINESS.  From the date hereof to the Closing
              -----------------------
Date, except as otherwise permitted by this Agreement or unless the prior written consent of Buyer is obtained (such consent not to be unreasonably withheld or delayed), Seller shall cause the Companies to: (a) carry on the Business in the usual, regular and ordinary course in substantially the same manner as heretofore and use commercially reasonable efforts to preserve intact the present business organization, keep available the services of present employees, and preserve relationships with customers, suppliers and others having dealings with the Business, (b)refrain from making or instituting any unusual or new methods of manufacture, purchase, sale, shipment or delivery, lease, management, accounting or operation, or shipping or delivering any quantity of Products in excess of normal shipment or delivery levels, except as agreed to in writing by the Buyer,
(c) except with respect to EGBH, make no sales or other dispositions of assets other than sales in the ordinary course of business, (d) perform each obligation (for which there is no reason to contest) under agreements affecting the Assets or Business, (e) maintain the books of account and records concerning the Business in a regular manner consistent with past practices, (f) maintain the physical assets of the Companies in substantially the same working order and condition as such physical assets are in as of the date of this Agreement, reasonable wear and tear excepted; and (g) continue in effect all insurance of the Business including without limitation the product liability insurance referred to in Section 3.25. All of the property of the Companies shall be used, operated, repaired and maintained in a normal business manner consistent with past practice.

     5.2      CERTAIN CHANGES.  Between the date hereof and the Closing Date,
              ---------------
except as otherwise specifically permitted by this Agreement or unless the prior written consent of Buyer is obtained (such consent not to be unreasonably withheld or delayed), Seller shall not permit (a) the mortgage, pledge or subjection to any lien, lease, security interest or other charge or encumbrance of any of the Assets except for landlord's liens with respect to rent not yet due and payable and liens for property taxes not yet due and payable and other inchoate liens incurred in the ordinary course of business which do not have a material adverse effect on the Business, (b) the sale, assignment, transfer, abandonment or other disposition of any of the Assets, or any interest therein, otherwise than sales in the ordinary course of business, (c) the merger or consolidation of any of the Companies with any corporation, partnership, association or other business organization or division thereof, unless such transaction specifically excludes the Assets and provides for their sale as contemplated by this Agreement; (d) the modification, amendment, alteration or termination of any of the contracts described on Exhibit 3.9; (e) the declaration or payment of any dividends or other distributions to a shareholder by any of the Acquired Companies or the purchase or redemption of any shares of its capital stock; or (f) any of the Acquired Companies to (i) take any action to amend its charter or bylaws or other governing documents; (ii) issue any stock, bonds or other corporate securities or grant any option or issue any warrant to purchase or subscribe to any of such securities or issue any securities convertible into such securities; (iii) incur any obligation or liability (absolute or contingent), except current liabilities incurred and obligations under contracts entered into in the ordinary course of business;
(iv) cancel any debts or claims, except in the ordinary course of business; (v) make, accrue or become liable for any bonus, profit sharing or incentive payment, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees, other than increases in the ordinary course of business consistent with past practice; (vi) make any election or give any consent under the Code or the tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present tax due; (vii) waive any rights of material value; (viii) make or permit any act or omission constituting a breach or default under any contract, indenture or agreement by which it or its properties are bound; (ix) enter into any leases, contracts, agreements or understandings other than those entered into in the ordinary course of business calling for payments which in the aggregate do not exceed $100,000 for each such lease, contract, agreement or understanding; (x) engage any employee for a salary in excess of $575,000 per annum; (xi) materially alter the terms, status or funding condition of any Employee Benefit Plan; or (xii) commit or agree to do any of the foregoing in the future.

     5.3      EMPLOYEES.  Seller agrees to encourage the employees of the
              ---------
Business to continue their employment with Buyer or its Affiliates after Closing. Buyer shall offer (or cause one of its Affiliates to offer) to hire all employees of the Business who are employed by EII, EGBH or EIAL on the Closing Date for substantially the same salary and benefits which they presently have. EII will take all actions necessary to provide any employee of the Business employed by EII (or dependents of such employee) with any health care continuation coverage mandated by Section 4980B of the Code or Part 6 of Title I of the Employee Retirement Income Security Act of 1974 (as amended) as a result of any qualifying event experienced on or before the Closing Date, including delivery of any notices required by such provisions.

     5.4      EXCLUSIVITY.  Prior to the Closing Date or the date on which this
              -----------
Agreement is terminated pursuant to Section 11, neither the Seller nor any of its shareholders, officers, directors, representatives, agents or affiliates shall (i) directly, or indirectly through any other party, engage in any discussions or negotiations with, or provide any information to, any other person, firm or corporation with respect to an acquisition transaction involving the Business, or (ii) directly, or indirectly through any other party, solicit any proposal or offer relating to the acquisition of, or other major transaction involving the Business.

     5.5      LIMITATIONS ON EMPLOYEE SOLICITATION AND COMPETITION.  During the
              ----------------------------------------------------
period of two (2) years following the Closing Date, Seller and its Affiliates shall not:

              (a) Offer employment to or employ any individual (other than Mats Ekstrom and Maryse Kergueno) who is/was an employee of the Business at the time of the offer/employment or at any time within six (6) months prior to the offer/employment;

              (b) Manufacture, market or sell any product which has the same or substantially the same form, function or primary applications as any of the Products (as defined in this Agreement) which are manufactured, marketed or sold by the Buyer. Provided, however, this Section 5.5(b) shall not prohibit Seller
              --------  -------
or its Affiliates from marketing or selling any surgical instruments or medical devices in conjunction with the Leksell Microstereotactic System, the Leksell Gamma Knife or image guided surgery systems.

The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Subsection 5.5 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greater area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The Seller agrees that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

     5.6      INTERCOMPANY DEBT.  Prior to the Closing Date, Seller will,
              -----------------
effective as of the Effective Date, cause the cancellation of all debt and intercompany accounts owed by any of the Companies, on the one hand, to Seller or any of its Affiliates (other than the Companies), on the other hand, and the cancellation of all debt and intercompany accounts owed by Seller or any of its Affiliates (other than the Companies), on the one hand, to any of the Companies, on the other hand.

     5.7      PATENT ASSIGNMENTS.  Prior to the Closing Date, to the extent not
              ------------------
heretofore accomplished, Seller will cause all assignment documents transferring record ownership of all patents and trademarks listed in the Schedule of Assets as being beneficially owned by the Companies to be executed and filed in relevant governmental offices. Provided, however, the covenant set forth in the
                               -----------------
preceding sentence shall not include patents numbered 24 to 32 inclusive in the list entitled "Title to Be Assigned - Patents and Patents Applications", with respect to which Seller shall use its best commercial efforts to fulfill the covenant set forth in the preceding sentence.

     5.8      EMPLOYEE NOTIFICATION.  Prior to the Closing Date, Seller shall
              ---------------------
cause the Companies to (i) complete all consultations required to be made with their respective worker's committees or works councils regarding the transactions contemplated hereby and (ii) provide all notices required to be given to employees regarding the transactions contemplated hereby.

6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.
     --------------------------------------------

     All of the obligations of Buyer to consummate the transactions contemplated by this Agreement shall be contingent upon and subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Buyer for purposes of consummating such transactions, but without prejudice to any other right or remedy which Buyer may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of, Seller or the Companies contained in this Agreement or any other certificate or instrument furnished by Seller or the Companies hereunder.

     6.1      REPRESENTATIONS TRUE AT CLOSING.  The representations and
              -------------------------------
warranties made by Seller to Buyer in Section 3 of this Agreement shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such time, except for changes contemplated by this Agreement.

     6.2      COVENANTS OF SELLER.  Seller shall have performed in all material
              -------------------
respects all of the covenants, acts and undertakings to be performed by it on or prior to the Closing Date, and a duly authorized officer of Seller shall deliver to Buyer a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth in Section 6.1 hereof.

     6.3      NO INJUNCTION, ETC.  No action, proceeding, investigation,
              ------------------
regulation or legislation shall have been instituted or threatened before any court, governmental agency or legislative body to enjoin, restrain, or prohibit the consummation of the transactions contemplated hereby, if such action, proceeding, investigation, regulation or legislation makes it impracticable to consummate such transactions.

     6.4      CONSENTS, APPROVALS, AND WAIVERS.  Buyer shall have received a
              --------------------------------
true and correct copy of each and every consent, approval and waiver (a) referred to in Section 2.5(a) hereof, and (b) required for the assignment of Critical Contracts.

     6.5      ABSENCE OF ADVERSE CHANGES.  Since the date of the Balance Sheet,
              --------------------------
there shall have been no material adverse change in the assets, liabilities, results of operations or financial condition of the Business.

     6.6      OPINIONS OF SELLER'S COUNSEL.  Buyer shall have received the legal
              ----------------------------
opinions described on Exhibit 6.6 hereto.

7.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER TO CLOSE.
     --------------------------------------------------------------

     All of the obligations of Seller to consummate the transactions contemplated by this Agreement shall be contingent upon and subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Seller for purposes of consummating such transactions, but without prejudice to any other right or remedy which it may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of Buyer contained in this Agreement, or any certificate or instrument furnished by it hereunder.

     7.1      REPRESENTATIONS TRUE AT CLOSING.  The representations and
              -------------------------------
warranties made by Buyer to the Seller in Section 4 of this Agreement shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, except for changes contemplated by this Agreement.

     7.2      COVENANTS OF BUYER.  Buyer shall have performed in all material
              ------------------
respects all of the covenants, acts and undertakings to be performed by it on or prior to the Closing Date, and a duly authorized officer of Buyer shall deliver a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth under Section 7.1 above.

     7.3      NO INJUNCTION, ETC.  No action, proceeding, investigation,
              ------------------
regulation or legislation shall have been instituted or threatened before any court, governmental agency or legislative body to enjoin, restrain, prohibit the consummation of the transactions contemplated hereby, if such action, proceedings, investigation, regulation or legislation makes its impracticable to consummate such transactions.

     7.4      CONSENTS, APPROVALS AND WAIVERS.  Seller shall have received a
              -------------------------------
true and correct copy of each and every consent, approval and waiver referred to in Section 2.5(a) hereof.

     7.5      OPINIONS OF BUYER'S COUNSEL.  Seller shall have received the legal
              ---------------------------
opinions described on Exhibit 7.5 hereto.

8.   PUBLICITY.  Except as may be required by law or legal authorities or
     ---------
applicable rules of a stock exchange, neither Seller nor Buyer shall release, generate or permit any publicity concerning the transactions contemplated hereby without the express consent of the other, which consent shall not be unreasonably withheld or delayed. The term "publicity" shall not include internal communications by a party directed solely to its employees.

9.   INFORMATION.
     -----------

     9.1      RIGHT TO INVESTIGATE.  Before and after the Closing, Seller shall
              --------------------
afford to the authorized representatives of Buyer, including its independent accountants and attorneys, reasonable access to the offices, plants, properties, books and records, management and outside consultants of Seller and the Companies in order that Buyer may have the opportunity to make such investigations as it shall desire of the Assets and the Business, and Seller shall furnish Buyer with such financial and operating data and other information as to the Assets and the Business as Buyer shall from time to time reasonably request.

     9.2      CONFIDENTIALITY.  Prior to the Closing, Buyer and its
              ---------------
representatives shall hold confidential all information obtained from Seller, the Companies or Seller's other Affiliates in connection herewith and, if the Closing shall be abandoned as provided herein, shall treat such information as confidential and, where such information is in documentary form, return such information to Seller, provided, Buyer may retain one copy of such information for its files. The provisions of this Section 9.2 shall not apply to information which is in the public domain due to no fault of Seller or its representatives.

10.  COOPERATION.  The parties recognize that in order for control of the
     -----------
Business to pass from Seller to Buyer in an orderly manner on the Closing Date it will be necessary for the parties to cooperate before and after the Closing on matters relating to the recruiting of Seller's personnel by Buyer, integration of sales force activity, identification of the Assets, ordering of inventory, and preservation of relationships with customers, suppliers and distributors. The parties shall render such cooperation to one another with respect to such matters and with respect to such other matters concerning the transition of control of the Business as reason and commercial prudence dictate should be addressed before and after the Closing.

11.  TERMINATION.
     -----------

     11.1     BOTH PARTIES.  This Agreement may be terminated at any time prior
              ------------
to the Closing: (a) by the mutual consent of Seller and Buyer; (b) by Seller or Buyer if there shall be any action or proceeding (other than an action or proceeding commenced or induced by a party hereto or by a party claiming a successor interest to a party hereto seeking to terminate or restrain performance under this Agreement) instituted by any governmental authority which shall seek to restrain, assess liability in respect of, or prohibit or invalidate the transactions contemplated by this Agreement and which, in the judgment of such party, made in good faith and based upon the advice of its counsel, makes it inadvisable to proceed with the Closing; or (c) by Seller or Buyer if, through no fault of the terminating party, the Closing shall not have occurred by August 31, 1998.

     11.2     BUYER.  This Agreement may be terminated by Buyer: (a) at any time
              -----
prior to the Closing, if Seller shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement and such failure shall not have been rectified during the period of twenty-eight
(28) days after written notification thereof to Seller, (b) at any time prior to the Closing, if there shall be any action or proceeding (other than an action or proceeding commenced or induced by a party hereto or by a party claiming a successor interest to a party hereto seeking to terminate or restrain performance under this Agreement) instituted by or before any court or other governmental body which could reasonably be expected to materially affect the right of Buyer to own, operate or control the Business or the Assets subsequent to the Closing and which makes it impractical to proceed with the Closing; or (c) if any of the conditions precedent to the performance of its obligations at the Closing shall not have been fulfilled by August 31, 1998.

     11.3     SELLER.  This Agreement may be terminated by Seller: (a) as
              ------
provided for in subsection 2.2(b)(i); (b)at any time prior to the Closing, if Buyer shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement and such failure shall not have been rectified during the period of twenty-eight (28) days after written notification thereof to Buyer; or (c) if any of the conditions precedent to the performance of its obligations at the Closing shall not have been fulfilled by August 31, 1998.

12.  CLOSING.
     -------

     12.1     TIME AND PLACE OF CLOSING.  The Closing shall be held at the
              -------------------------
offices of Jones, Day, Reavis & Pogue, London, England, commencing at 10:00 a.m. local time, on the Closing Date, unless another place or date is agreed to in writing by the parties, but in no event will the Closing be held later than August 31, 1998.

     12.2     TRANSACTIONS AT CLOSING.  At the Closing, each of the following
              -----------------------
transactions shall occur:

              12.2.1  THE COMPANIES' AND THE SELLER'S PERFORMANCE.  At the
                      -------------------------------------------
Closing, Seller shall deliver (and/or cause its Affiliates to deliver) to Buyer the following:

                      (a) the instruments of transfer, endorsed stock certificates (or indemnities in an agreed form in respect of any missing stock certificates) and assumption described in Section 2.4 and the Assignment and Assumption Agreement executed by the Companies and the Seller;

                      (b) the certificate of the authorized officer of Seller described in Section 6.2;

                      (c) copies of the consents and waivers described in
Section 2.5(b) and the consents referred to in the last sentence of Section 2.5(c);

                      (d) satisfactory evidences of the approvals described in
Section 2.5(a);

                      (e) letters of resignation from each of the directors (except for the Managing Director of EIL) and statutory auditors (if any) of the Acquired Companies, dated as of the Closing Date;

                      (f) such other evidence of the performance of all covenants and satisfaction of all conditions required of the Companies and the Seller by this Agreement, at or prior to the Closing, as Buyer or its counsel may reasonably require;

                      (g) a copy of the resolutions of the directors of the Seller authorizing and approving the Agreement and all other transactions and agreements contemplated hereby;

                      (h) resolutions of the directors and stockholders (if necessary) of the Acquired Companies to the extent required authorizing the transfer of the stock of all of the Acquired Companies, subject to the related stock transfer forms being duly stamped and accepting the resignations referred to in Section 12.2.1(e) above;

                      (i) resolutions of the directors and stockholders of EII, EGBH and EIAL authorizing the transfer of Assets held by each of them;

                      (j) the U.K. Tax Covenant duly executed for and on behalf of Seller;

                      (k) corporate record books of each Acquired Company (except to the extent prohibited by law);

                      (l) the assignment of accounts receivable referred to in subsection 15.4(d)(ii)(D).

                      (m) such other certificates, instruments and other documents reasonably requested by Buyer to effect the transactions contemplated hereby, all of which shall be reasonably satisfactory in form and substance to Buyer.

              12.2.2  PERFORMANCE BY BUYER.  At the Closing, Buyer shall deliver
                      --------------------
to Seller the following:

                      (a) evidence of the wire transfers of the Purchase Price (or the Provisional Purchase Price in the event subsection 2.2(d) applies);

                      (b) the instruments of transfer and assumption described in Section 2.4 and the Assignment and Assumption Agreement executed by the Buyer;

                      (c) the certificate of the authorized officer of Buyer described in Section 7.2;

                      (d) satisfactory evidence of the approvals described in
Section 2.5(a);

                      (e) such other evidence of the performance of all the covenants and satisfaction of all of the conditions required of Buyer by this Agreement at or before the Closing as the Companies and the Seller or their counsel may reasonably require;

                      (f) a copy of the resolutions of the directors of the Buyer authorizing and approving the Agreement and all other transactions and agreements contemplated hereby; and

                      (g) the U.K. Tax Covenant duly executed for and on behalf of Buyer.

13.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS.
     --------------------------------------------------------

     13.1     SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS OF
              -----------------------------------------------------------
SELLER. All representations and warranties and covenants made by Seller in this
------
Agreement or in any document or instrument executed and delivered pursuant hereto shall survive the Closing.

     13.2     SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS OF BUYER.
              -----------------------------------------------------------------
All representations and warranties and covenants made by Buyer in this Agreement or in any document or instrument executed and delivered pursuant hereto shall survive the Closing.

14.  INDEMNIFICATION.
     ---------------

     14.1     INDEMNIFICATION BY SELLER.  The Seller shall indemnify and hold
              -------------------------
Buyer harmless from and against all direct damages and liabilities including reasonable attorneys' fees (excluding lost profits and other consequential damages) suffered or incurred by Buyer (and calculated on an after-tax basis) arising from the falsity of any representation or warranty of Seller or breach of any covenant contained in this Agreement by Seller or from any Excluded Environmental Liabilities.

     14.2     INDEMNIFICATION BY BUYER.  Buyer shall indemnify and hold the
              ------------------------
Seller harmless from and against all direct damages and liabilities including reasonable attorneys' fees (excluding lost profits and other consequential damages) suffered or incurred by the Seller (and calculated on an after-tax basis) arising from (j) the falsity of any representation or warranty of the Buyer or the breach of any covenant contained in this Agreement by Buyer; and
(ii) the Assumed Liabilities except those relating to a breach of a representation and warranty by Seller.

     14.3     LIMITATIONS ON INDEMNIFICATION FOR BREACH OF REPRESENTATIONS AND
              ----------------------------------------------------------------
WARRANTIES.  Any claim for indemnification for breach of a representation,
----------
warranty or covenant under Sections 14.1 or 14.2(i) must be made by giving written notice of such claim to the person from whom indemnity is sought not later than eighteen (18) months after the Closing Date. (Provided, however, the
                                                         --------  -------
survival period for indemnification based on the falsity of Sections 3.8,
3.18.1.1 or 3.l 8.2.2 shall be seven (7) years from the Closing Date, the survival period for indemnification based on the falsity of Section 3.15 shall be five (5) years from the Closing Date, the survival period for indemnification based on the breach of Section 5.5 shall be two (2) years from the Closing Date, and the survival period for indemnification based on the breach of Section 15.4 shall be three (3) years from the Closing Date.) There shall be no indemnification for any such claim for breach of representation or warranty under Section 14.1 or 14.2(i) or under the U.K. Tax Covenant unless the amount of any such single claim exceeds USD 50,000 (excluding costs and interest claimed) and until the aggregate amount of all claims which each exceed USD 50,000 (excluding costs and interest claimed) made by the party seeking indemnification exceeds an amount equal to one million dollars ($l,000,000), after which time such party shall be fully indemnified for all such claims (to the extent provided in Section 14.1 or 14.2(i) or in the U.K. Tax Covenant, as the case may be) from the first dollar of each such claim (including the amounts used to satisfy the $1,000,000 threshold set forth in this Section 14.3). The cumulative maximum liability (including costs and interest claimed) of Seller for indemnification pursuant to Section 14.1(i) and for claims under the U.K. Tax Covenant shall not exceed the amount of the Purchase Price.

     14.4     CLAIMS FOR INDEMNIFICATION.  Whenever any claim shall arise for
              --------------------------
indemnification hereunder, the party seeking indemnification (the "Indemnified Party") shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. For purposes of this Section 14.4, notice shall be deemed to be promptly made if it is given to the Indemnifying Party within ten (10) days of receipt by the Indemnified Party of any written notice of any third party claim. In the event of any claim for indemnification under this Agreement resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising from such claim or legal proceeding. Except as provided in Section 14.5 of this Agreement, the Indemnified Party shall not settle or compromise any claim by a third party for which it may claim indemnification under this Agreement without the prior written consent of the Indemnifying Party.

     14.5     DEFENSE BY INDEMNIFYING PARTY.  In connection with any claim by an
              -----------------------------
Indemnified Party resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligation to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date of such claim is made, (a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its own counsel and at its own expense.

     14.6     PAYMENT OF INDEMNIFICATION OBLIGATION.  All indemnification
              -------------------------------------
hereunder shall be effected by payment of cash or delivery of a cashier's or certified check in the amount of the indemnification liability. Any indemnification payment by Seller to Buyer hereunder shall be deemed to be a reduction in the Purchase Price.

     14.7     EXCLUSIVE REMEDY.  The rights of indemnification set forth in this
              ----------------
Section 14 and in the U.K. Tax Covenant shall be, from and after the Closing Date, the exclusive remedy of each party for the breach by the other party of any representation, warranty, covenant or other term in this Agreement, except for claims based upon fraud and claims for specific performance or other equitable relief.

15.  ADDITIONAL ACTIONS.
     ------------------

     15.1     SERVICES.  The parties recognize that in order for Buyer to assume
              --------
control of the Business in an orderly manner it may be necessary for Seller to assist Buyer in the performance of certain business support functions after the Closing in view of the fact that the Business has not been a freestanding enterprise. Understanding that Seller is not in the business of providing such support services to others and that Buyer must diligently develop the capacity to support the Business as soon as practicable after the Closing Date, the parties shall cooperate during the period from the date hereof to the Closing Date to identify those areas in which the Business will require support and to enter into one or more service agreements providing for the rendering of such support by Seller to Buyer such services to be performed at a reasonable level and at no charge to the Buyer. The services to be provided by Seller and the duration of each service are described in Exhibit 15.1 hereto.

     15.2     CHANGE OF NAMES.  As soon as practicable (but no later than thirty
              ---------------
(30) days) after Closing, Buyer shall cause the name of each of the Acquired Companies which contains the word "Elekta" to be changed to a name which does not contain the word "Elekta."

     15.3     RELEASE OF GUARANTEES BY SELLER.  As soon as practicable (but no
              -------------------------------
later than thirty (30) days) after Closing, Buyer shall use its best efforts to cause to be released all guarantees by Seller of the obligations of any of the Acquired Companies listed on Exhibit 15.3 and pending such release the Buyer shall indemnify and keep Seller indemnified from and against any and all costs, claims, demands or liabilities incurred or arising from any such guarantees.

     15.4     ADDITIONAL AGREEMENTS.
              ---------------------

     The Seller and Buyer agree that:

              (a) Proprietary Information.
                  -----------------------

                  (i) From and after the Closing Date, the Seller shall hold in confidence, and use its best efforts to have all of its officers, directors and personnel and each of the Companies hold in confidence, all knowledge and information of a secret or confidential nature with respect to the Business and shall not disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by any of the Companies or to the extent required by law.

                  (ii) The Seller agrees that the remedy at law for any breach of this Subsection 15.4 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Subsection 15.4.

              (b) Sharing of Data.
                  ---------------

                  (i) The Seller shall have the right for a period of three years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar information as are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the Business prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Buyer shall have the right for a period of three years following the Closing Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records which are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the Business transferred to the Buyer hereunder or is otherwise needed by the Buyer in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.

               (ii) The Seller and the Buyer agree that from and after the Closing Date they shall cooperate fully with each other to facilitate the transfer of the Assets from the Seller to the Buyer and the operation thereof by the Buyer.

          (c)  Cooperation in Litigation. Each party hereto will fully cooperate
               -------------------------
with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Business prior to or after the Closing Date (other than litigation arising out the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

          (d)  Conduct of Business between Effective Date and Closing Date by
               --------------------------------------------------------------
EII, EIAL, EGBH and Seller
--------------------------

     (i) That portion of the Business conducted by EII, EIAL, EGBH and Seller shall, during the period between the Effective Date and the Closing Date, be conducted by EII, EIAL, EQBH and Seller for the account of the Buyer.

     (ii) In order to effectuate the agreement set forth in subparagraph (i) above, Buyer and Seller agree to implement the following procedure:

          (A) During the period which begins on the Effective Date and ends on the Closing Date, EII, EIAL, EGBH and Seller shall receive any payments made by customers for Products sold after the Effective Date by EII, EIAL, EGBH and Seller (the total amount thus received being referred to herein as the "Gross Receipts");

          (B) During the period which begins on the Effective Date and ends on the Closing Date, EII, EIAL, EGBH and Seller shall continue to make cash expenditures which are properly allocable to the normal operation of the Business in the ordinary course consistent with prior practice (but excluding the cost of providing the services described in Exhibit 15.1) (the total amount thus expended being referred to herein as "Gross Expenditures");

          (C) Fifteen (15) days after the Closing Date, Seller shall deliver to Buyer a statement which itemizes the Gross Receipts and the Gross Expenditures in reasonable detail, subject to Buyer's right to review and dispute such statement. If Gross Receipts exceed Gross Expenditures, Seller shall promptly pay to Buyer an amount equal to such excess, or, if Gross Expenditures exceed Gross

               Receipts, Buyer shall promptly pay to Seller an amount equal to such excess; and

               (D) On the Closing Date, Seller shall deliver to Buyer an assignment of all unpaid accounts receivable which result from delivery of Products by EII, EIAL, EGBH or Seller after the Effective Date.

               (e)  Open Accounts Receivable. In the event Buyer receives
                    ------------------------
payment on an account receivable which does not constitute part of the Assets, Buyer shall promptly remit such amount to Seller. If Seller receives payment after the Closing Date of an account receivable which constitutes part of the Assets, it shall promptly remit such amounts to Buyer.

16.  GENERAL.
     -------

     16.1  AFFILIATE INVOLVEMENT. It is understood that both Seller and Buyer
           ---------------------
conduct parts of their respective businesses through and in conjunction with Affiliates and are likely to do so in the future. In this Agreement, references to Affiliates are made in certain provisions for the sake of clarity, but some repeated references have been avoided because the terms "Seller" and "Buyer" are intended to encompass the Affiliates of each insofar as that is necessary to give full effect to the rights and obligations of the parties hereunder and to prevent results which are anomalous in the context of the transactions contemplated hereby. The covenant or agreement of a party to do or not to do a thing is also such party's covenant or agreement to cause its relevant Affiliates to do or not to do that thing. A covenant, agreement, representation or warranty for the benefit of a party is also for the benefit of such party's relevant Affiliates. The act, omission or knowledge of a party's relevant Affiliate is attributed to the party. Damages suffered by a relevant Affiliate of a party are also suffered by the party. Buyer shall have the right to require that certain of the Assets be conveyed at Closing to Affiliates of Buyer specified by Buyer.

     16.2  PAYMENT OF EXPENSES. Except as specifically set forth elsewhere in
           -------------------
this Agreement, expenses related to this Agreement and attendant transactions, including the fees of brokers, counsel and accountants, shall be borne by the party incurring such expenses. No transaction expenses shall be borne by the Acquired Companies.

     16.3  MODIFICATIONS; WAIVERS.  This Agreement may be modified and rights
           ----------------------
hereunder may be waived only by a writing executed and delivered on behalf of the party against whom such modification or waiver is asserted.

     16.4  ASSIGNABILITY. This Agreement and the rights and obligations
           -------------
hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including successors by operation of law) and legal representatives. This Agreement shall not be assignable by either party hereto, except that Seller and Buyer may assign its rights and obligations hereunder to one or more of its Affiliates, provided that, the assignor shall
                                            -------------
guarantee the performance of such assignees under this Agreement and further provided that if the Affiliate of Buyer to which the Buyer assigns its rights and obligations under this Agreement ceases to be an Affiliate of Buyer, Buyer shall cause such former Affiliate to assign its rights and obligations under this Agreement to Buyer or another Affiliate of Buyer.

     16.5  NO OTHER REPRESENTATIONS. Each of the parties acknowledges that in
           ------------------------
entering into this Agreement it has not relied on any representation, warranty, agreement or statement not set out in this Agreement (or in any document, instrument or certificate contemplated hereby), whether express or implied, and that (in the absence of fraud) it will not have any right or remedy arising out of any such representation, warranty, agreement or statement.

     16.6  NOTICES. Any communication to be given hereunder by either party to
           -------
the other party shall be in writing and delivered by messenger, sent by overnight courier, or transmitted by facsimile, to the address or designation of such party set forth below or as changed by such party by notice given hereunder. A communication transmitted by facsimile shall be deemed effective when transmitted; a communication sent by overnight courier shall be deemed effective two days after being sent; and a communication delivered by messenger shall be deemed effective when delivered.

           SELLER:     Elekta AB (publ)
                       P.O. Box 7593
                       53 Birger Jarlsgatan
                       S-10393 Stockholm, Sweden
                       Attention: Dr. Laurent Leksell, President
                       Fax: 46-8-402-5500

           WITH A COPY TO:

                       Jones, Day, Reavis & Pogue
                       303 Peachtree Street, N.E.
                       3500 SunTrust Plaza
                       Atlanta, Georgia 30308-3242
                       Attention:  R. Mason Cargill, Esq.
                       Fax: (404) 581-8330

           BUYER:      Nitinol Medical Technologies, Inc.
                       27 Wormwood Street
                       Boston, MA 02110-1625
                       Attention: Mr. Tom Tully, President
                       Fax: (617)737-0924

           WITH A COPY TO:

                       Hale and Dorr LLP
                       60 State Street
                       Boston, MA 02109
                       Attention:  Steven D. Singer, Esq.
                       Fax: (617)526-5000

The foregoing is not intended to be exclusive; any written communication actually received shall be effective when received.

     16.7  CAPTIONS. The section captions used in this Agreement are for
           --------
reference and cross-reference purposes only and shall not otherwise affect the meaning or interpretation of this Agreement.

     16.8  COUNTERPARTS AND ATTACHMENTS. This Agreement may be executed in two
           ----------------------------
or more counterparts, each of which shall be deemed to be an original and all of which shall be deemed to constitute the same Agreement. The schedules and other attachments hereto are part of this Agreement.

     16.9  KNOWLEDGE. Any statement in this Agreement qualified by the
           ---------
expression "so far as Seller is aware" or "to the knowledge of Seller" or "to the knowledge of the Companies" or any similar expression shall be deemed to include the knowledge of the following individuals (and only the knowledge of such individuals), regardless of the corporation which employs each such individual): Peter Gibson, James St. John, Steve Sinyard, Jacques Le Guillerm and Kent Iverson.

     16.10 GOVERNING LAW. This Agreement shall be governed by and construed in
           -------------
accordance with the law of the State of Georgia.

17.  DISPUTE RESOLUTION
     ------------------

     17.1  OBJECTIVE. This Agreement will be implemented by the parties and
           ---------
their Affiliates in more than one jurisdiction. The negotiations of the parties have focused primarily on the ordinary meaning of the provisions of this Agreement and not on the legal effects those provisions might have under the laws of a particular jurisdiction. One of the purposes of this Section is to minimize the possibility of an unexpected reordering of agreed rights and obligations.

     17.2  NO AFFILIATE ACTIONS. Neither party shall permit any of its
           --------------------
Affiliates to initiate or participate in any legal proceeding in connection with any controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby; rather, the parties shall settle all such controversies or claims on behalf of their Affiliates by arbitration conducted by the parties in accordance with this Section. The parties shall cause their Affiliates to comply with any award rendered in an arbitration proceeding pursuant hereto.

     17.3  ARBITRATION. Any controversy or claim arising out of or relating to
           -----------
this Agreement or the transactions contemplated hereby shall be finally settled by arbitration in accordance with the Rules of Arbitration of the London Court of Arbitration by an arbitrator or arbitrators appointed in accordance with said rules. Judgment upon the award rendered by the arbitral tribunal may be entered in any court having jurisdiction thereof or application may be made to such court for judicial acceptance of such award and an order of enforcement, as the case may be. The place of arbitration shall be London, England, and the language of the arbitration shall be English. The parties hereby agree that the rendering of an award by the arbitrator or arbitrators shall be a condition precedent to the initiation of any legal proceeding with respect to any dispute arising in connection with this Agreement. Such award shall be final, binding and enforceable. Each of EHSA and EISA expressly waives its rights to the jurisdiction of the French courts. The arbitral tribunal shall apply the substantive laws of the State of Georgia, without regard to the conflicts of laws principles of the State of Georgia.

18.  ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules
     ----------------
hereto) constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

     IN WITNESS WHEREOF, Buyer and Seller have each caused this Agreement to be duly executed in its corporate name by a duly authorized representative as of the date first above written.


                                        SELLER:

                                        ELEKTA AB (PUBL)

                                        By: /s/ Jonas Serlachius
                                            -------------------------------
                                            Title: VP. CORP DEV.
                                                  -------------------------


                                        BUYER:

                                        NITINOL MEDICAL TECHNOLOGIES, INC.

                                        By: /s/ Thomas M. Tully
                                           --------------------------------
                                        Title: CEO
                                              -----------------------------

                               SCHEDULE OF ASSETS


     All assets and property, tangible and intangible, wherever located, used by Seller and/or its Affiliates (including without limitation the Companies) in the conduct of the Business, including, without limitation, the following significant Assets:

     (1) The real estate, buildings and equipment which comprise the Biot Facility;

     (2) The books, records, technical manuals, customer lists and other documents and tangible embodiments of information necessary to the conduct of the Business;

     (3) The inventory of raw materials, parts and finished and in-process Products;

     (4) All Company Intellectual Property, including without limitation the patents and patent applications described on the attached lists with the indication "TITLE TO BE ASSIGNED" subject, in the case of those patents with the indication "TO BE LICENSED BACK TO ELEKTA", to a royalty-free, non-exclusive license in favor of Seller and its Affiliates and Johnson & Johnson and its Affiliates to make, have made, use and sell, and to sublicense customers to use, inventions covered by the claims of the U.S. patents (and their foreign equivalents) for products other than neuroscience products;

     (5) Seller's rights to the patents described on the attached lists with the indication "LICENSED PATENTS WITH ROYALTY BEARING AGREEMENTS and CIS's rights to the patents described on the attached lists with the indication "CORDIS INNOVASIVE SYSTEMS, INC. PATENTS";

     (6) The trademarks listed on the attached List of Trademarks, provided
                                                                   --------
that, (a) the right to use the trademark and name CORDIS (whether alone or with
----
other trademarks or names) shall be limited to (i) use in the promotion and labeling of Products, and (ii) a period ending on October 11, 1998; (b) the right to use the trademark and name HAKIM shall be limited to (i) use until December 18, 2007 in connection with the promotion and labeling of the Products which bear the trademark on the Closing Date, and (ii) subject to (a) above, use in conjunction with a name or trademark (other than CORDIS) in the manner used on the Closing Date; and (c) the right to use each of the trademarks and names ELEKTA and LEKSELL (whether alone or with other trademarks or names) shall be limited to (i) use in the promotion and labeling of Products which bear the corresponding trademark or name on the Closing Date, and (ii) a period ending six (6) months after the Closing Date; the trademarks which contain the name CORDIS or the names ELEKTA or LEKSELL will be licensed to Buyer with the above restrictions, and the other trademarks will be assigned to Buyer;

     (7) Seller's rights under agreements assumed by Buyer.

     (8) All outstanding shares of capital stock in the Acquired Companies, as well as the corporate minute book and all corporate records of the Acquired Companies.

     (9) A perpetual, non-exclusive, royalty-free license (with no right to sublicense other than to an Affiliate of Buyer) to use the computer software used in the Business which is known as MIPOS/DCS, in object code form only, it being understood that Seller is not obligated to provide maintenance services for such software.

     (10) The licenses referred to in paragraphs (4) and (6) above shall be memorialized in separate license agreements to be executed by Seller and Buyer at Closing.

                              TITLE TO BE ASSIGNED

                        PATENTS AND PATENT APPLICATIONS

1. Fluid heating apparatus for medical use - has controllable infra-red light source emitting radiation to fluid which temperature is monitored by sensor- patent no. GB2312736A. Registered holder - Spembly.

2. Liquid cryogen supply apparatus - has cryogen tank with valveless outlet and inlet supplied with gas at controlled pressure that manages cryogen outflow patent no. WO9630816A. Registered holder - Spembly.

3. Connection apparatus to link instrument to supply source - has two connectors fitted with complementary bayonet locking formations with sleeve on non-sterile side and sleeve displacement formation on sterile side for locking - patent no. GB2289510A. Registered holder - Spembly.

4. Cryosurgical instrument - comprising a metal cooling tip cooled by a flow of cryogenic fluid within the tip and coated in heat-insulated coating - patent no. GB2289414A. Registered holder - Spembly.

5. Cryosurgical instrument for surgical use where living tissues have been destroyed - has cooling tip operable to be cooled to flow having exhaust conduit carrying fluid to atmospheric air vent with purging flow of cool gas supplied from vessel - patent no. GB2289413A. Registered holder - Spembly.

6. Cryosurgical instrument for surgical operative where living tissues have been destroyed - has cooling tip cooled by flow of fluid from transfer chamber having outlet communicating with having air vent having by pass valve - patent no. GB2289412A. Registered holder - Spembly.

7. Cryosurgical probe for cardiac surgery - comprises probe head cooled by expansion of refrigerant gas, handle with gas precooler and flexible catheter linking handle and head - patent no. GB2283678A. Registered holder - Spembly.

8. Ultrasonic surgical instrument - has unitary construction operating tip being of length of at least one quarter wave length of ultrasonic vibrations generated by transducer - patent no. GB2273445A. Registered holder - Spembly. (Lapsed)

9. Cryosurgical probe with cooling element tip - has channel for introducing heat-conducting liquid into cavity, and cooling element with associated thermo couple sensor at tip of probe - patent nos. GB2269107A, EP584930B, GB2269107B and US5403309A. Registered holder - Spembly. (Lapsed)

10. Ultrasonic surgical aspirator with vacuum control - comprises vacuum source, handpiece, handpiece comprising aspiration tip with aperture for communicating with vacuum source - patent no. GB2267828A. Registered holder - Spembly.

11. Coupling assembly for cryogen supply line - has respective rubber O-rings located externally of male and female coupling members, secured together with screw threaded portions - patent no. WO9308870A. Registered holder - Cryogenic Technology Limited (beneficial interest assigned to SCL).

12. Cryosurgical equipment thawing method - involves circulating heated inert gas through equipment circuit via heat exchanger - patent nos. WO9308752A and US5632743A. Registered holder - Cryogenic Technology Limited (beneficial interest assigned to SCL).

13. Cryosurgical probe assembly - has exhaust and cryogen supply passages leading to tip, insulated by air filled or partially evacuated jacket - patent no. WO9308751A. Registered holder - Cryogenic Technology Limited (beneficial interest assigned to SCL).

14. Rapid purge cryosurgical probe - has valve allowing purging gas to pass through supply passages without going through Joule-Thomson nozzle - patent nos. WO9006726A, GB2246710B and US5224943A. Registered holder - Spembly.

15. Cryosurgical probe for percutaneous use in surgery - has steerable catheter connected between probe head and handle for guiding probe with safety and precision along arteries - patent nos. GB2226497A, GB2226497B, US5078713A. Registered holder - Spembly.

16. Pressure monitor - has disc with coded tracks divided into transparent and opaque portions, and rotated to intercept beam of light going to photosensor -patent no. GB2153172A. Registered holder - Spembly.

17. Stainless steel cryosurgical probe - has hollow tip with exhaust passage extending into problem body for removing cooled, expanded gas - patent no. GB2094636A. Registered holder - Spembly.

18. Cryogenic surgical probe for stimulating nerves - has closed end forming point and contg. or forming exposed electrode - patent no. DE2732486A. Registered holder - Spembly.

19. Curved ultrasonic knife for brain or spinal surgery - consists of transducer unit with curved resonance rod located between piezoelectric unit and horn - patent nos. EP305627A, EP305627B and US4974581A. Registered holder - Swedemed.

20. Surgical equipment for removing tissue - has frequency generator driving transducer unit causing tip portion of ultrasonic knife to oscillate - patent no. EP282684A, EP282684B and US4886060A. Registered holders - EIL.

21. Ultrasonic aspirator with tip functioning as knife - has amplitude transformer providing separated maximum longitudinal mode oscillation resonant frequency - patent no. EP229003A, EP229003B and US5062827A. Registered holder - EIL.

22. Surgical heating apparatus for preventing unwanted freezing of tissue adjacent to site of cryogenic surgery - has bag for location adjacent to tissue which provides for entry of liquid at required temperature and circulation of liquid through outer wall of bag - patent no. PCT/GB95/00974 (USA and Japan designated on PCT application). Registered holder - Cryogenic Technology Limited (beneficial interest assigned to SCL).

23.  (Not used).

24.  Visualization surgical cart design - patent no. 355,257.  Registered holder
     - CIS.

25. Optical shunt cutter system - patent applications:- United States 08/215,130 (registered holder - CIS), Germany 19509606.1 and Japan 61133/95. Registered holder - Nobles - Lai (beneficial interest assigned to CIS).

26. Adjustable arm for instrument holder - provisional (ABN) 60/005,473, application 08/731,502, application PCT US96/16765. Registered holder - Nobles - Lai (beneficial interest assigned to CIS).

27. Control module for controlling a neuroendoscopic visualization system having a plurality of video input sources and method thereof - patent application 08/712,933. Registered holder - CIS.

28.  Punch catheter - provisional no. 60/030,929.  Registered holder - CIS.

29.  Interchangeable handle and surgical tools for endoscopic use - provisional
     patent application [dated April 14, 1997] [no.                 ].
     Registered holder - CIS.

30. Variable length shunt placement introducer - provisional patent application 60/036,208. Registered holder - CIS.

31.  Neuroendoscopic training model - provisional patent application dated
     February 24, 1997 [no.       ].  Registered holder - CIS.

32.  Malleable cannula bender - provisional patent application [dated April 11,
     1997] [no.            ].  Registered holder - CIS.

     Assignments of the patents numbered 24 to 32 above by Nobles-Lai Engineering, Inc. to CIS have not been completed, hence Nobles-Lai Engineering, Inc. remains the registered owner. The patents numbered 24 to 32 above are also subject to non-exclusive, non-sublicensable, worldwide, royalty-free license granted by CIS is favor of Nobles-Lai Engineering, Inc.

33. Intracranial pressure monitoring catheter (assigned with a royalty-bearing agreement).

     U.S. patent no. 4,114,603 dated September 19, 1978
     Canada - patent no. 1,068,514 dated December 15, 1979
     France - patent no. 7724065 dated August 4, 1977
     Great Britain - patent no. 1547064 dated August 5, 1977 (expired) Japan - patent no. 1424424 dated August 4, 1977
     Netherlands - patent no. 182197 dated July 5, 1977
     Sweden - patent no. 429297 dated August 3, 1977
     Switzerland - patent no. 615819 dated August 4, 1977

34.  Intercranial pressure regulator valve.

     US - patent no. 4,769,002 dated September 6, 1988
     Canada - patent no. 1,248,425 dated January 10, 1989 France - patent no. 117050 dated January 13, 1984
     Great Britain - patent no. 117050 dated January 13, 1984 Germany - patent no. P3483539.3 dated January 13, 1984 Italy - patent no. 117050 dated January 13, 1984
     Japan - patent no. 1792101 dated February 7, 1984 Netherlands - patent no. 117050 dated January 13, 1984

35.  Three stage valve (assigned with a royalty-bearing agreement).

     US patent no. 4,776,838 dated October 11, 1988
     Canada - patent no. 1236749 dated May 17, 1988
     France - patent no. 156974 dated December 7, 1984
     Great Britain - patent no. 156974 dated December 7, 1984
     Germany - patent no. P3479565.0 dated December 7, 1984
     Italy - patent no. 156974 dated December 7, 1984
     Japan - patent no. 1808729 dated December 8, 1983
     Netherlands - patent no. 156974 dated December 7, 1984

36. Three stage intercranial pressure relief valve having single-piece valve stem (assigned with a royalty-bearing agreement).

     US - patent no. 4,627,832 dated December 9, 1986.

     France - patent no. 163897 dated April 22, 1985
     Great Britain - patent no. 163897 dated April 22, 1985
     Germany - patent no. P3563683.1 dated April 22, 1985
     Italy - patent no. 163897 dated April 22, 1985
     Netherlands - patent no. 163897 dated April 22, 1985

37.  Three stage intercranial pressure control valve.

     U.S. - patent no. 4,714,459 dated December 22, 1987 France - patent no. 233324 dated November 4, 1986
     Great Britain - patent no. 233324 dated November 4, 1986 Germany - patent no. P3679541.0 dated November 4, 1986 Italy - patent no. 233324 dated November 4, 1986 Netherlands - patent no. 233324 dated November 4, 1986

38. Three stage implantable pressure relief valve with adjustable valve stem members.

     U.S. - patent no. 4,729,762 dated March 8, 1988
     France - patent no. 233325 dated November 4, 1986
     Great Britain - patent no. 233325 dated November 4, 1986
     Germany - patent no. P3666350.6 dated November 4, 1986
     Italy - patent no. 233325 dated November 4, 1986
     Netherlands - patent no. 233325 dated November 4, 1986

39.  Hydrocephalus valve.

     U.S. - patent no. 5,069,663 dated December 3, 1991
     Japan - patent application no. 261221/89 filed October 5, 1989

40.  Reservoir membrane implantable under the skin of a patient.

     French patent application no. 8903998 filed March 28, 1989
     U.S. patent no. 5,102,389 dated April 7, 1992
     European patent no. 399,857 - validated in Germany, Italy, Spain and France Japan patent application no. 277167 filed March 28, 1990

41.  Three stage implantable drainage valve for treatment of hydrocephalus.

     French patent application no. 9115778 filed December 19, 1991 U.S. patent no. 5,336,166 dated August 9, 1994
     European patent application no. 93400817.8 filed March 30, 1993

42.  Implantable drainage valve for the treatment of hydrocephalus.

     French patent application no. 9200671 filed January 22, 1992
     U.S. patent no. 5,368,556 dated November 29, 1994
     European patent application no. 93400818.6 filed March 30, 1993

43.  Implantable valve for the treatment of hydrocephaly.

     French patent application no. 9210972 filed September 1992
     U.S. patent no. 5,437,627 dated August 1, 1995
     European patent application no. 93401464.8 filed June 9, 1993

44.  Dilatation balloon catheter for endoscopy.

     French patent application no. 9409890 (assigned with a royalty-bearing agreement in favor of Christian Sainte Rose) filed August 10, 1994 U.S. patent no. 5718712.

45. Implantable drainage valve for treatment of hydrocephalus - French patent application no. 9306356 filed June 27, 1993 (Docket 91087).

46. Pressure and anti-gravity regulating valve - French patent application no. 9603721 filed March 26, 1996 (Docket 95103).

47.  OSV2 - French Patent application no. 9603726 filed March 26, 1996.

48.  Implantable hand-operable dispensers for fluid medicaments

     U.S. patent no. 4,668,231 dated May 26, 1987.
     Dutch patent application no. 8400489 filed February 15, 1984 Canada - patent no. 1243913 dated November 1, 1988
     France - patent no. 143503 dated November 23, 1984
     Great Britain - patent no. 143503 dated November 23, 1984 Germany - patent no. P3476521.2 dated November 23, 1984 Italy - patent no. 143503 dated November 23, 1984
     Japan - patent no. 1830123 dated November 24, 1984 Netherlands - patent no. 143503 dated November 23, 1984

49. Pompe multidose. This patent was purchased from Applied Precision Limited and assignment has not been recorded in the U.S. Patent and Trademark Office.

     French patent no. 2582222 dated May 21, 1985
     U.S. patent - no. 4,718,894 dated January 12, 1988
     Canada - patent no. 1262851 dated November 14, 1989
     EPO - patent no. 202696 dated November 26, 1986

     Germany - patent no. P3664259 dated July 12, 1989

50. Manufacture of tubing assembly for drainage catheter - patent no. 4,601,724. Subject to license in favor of Cordis Corporation.

51. Intracranial ventricular catheter assembly - patent no. 4,723,556. Subject to license in favor of Johnson & Johnson and its Affiliates.

52. External drainage antisiphon device - patent no. 4,731,056. Subject to license in favor of Johnson & Johnson and its Affiliates.

53. Porous ventricular catheter - patent no. 4,767,400. Subject to license in favor of Johnson & Johnson and its Affiliates.

54. Cyst puncture catheter assembly - patent no. 5,409,462. Subject to license in favor of Johnson & Johnson and its Affiliates.

55. Catheter introducer (subject to license in favor of Johnson & Johnson and its Affiliates).

     French patent application no. 8714852 filed October 27, 1987
     U.S. patent no. 4,946,443.

56. [Device for a carriage for pallet handling] - patent no. 9616267 dated December 31, 1996.

57. Mechanical arm for a neuroendoscopy device - patent no. 9704060 dated April 3, 1997.

58.  Catheter for neurosurgery - patent no. 9704061 dated April 3, 1997.

59. Implantable microinfusion pump system - patent no. 4487603 dated December 11, 1984.

60.  Non-invasively adjustable valve - patent no. 4540400 dated September 10,
     1985.

61. Implantable manually actuated medication dispensing system - patent no. 4548607 dated October 22, 1985.

62. Cerebrospinal fluid shunt value - patent no. 4551128 dated November 5, 1985.

63.  Servo valve - patent no. 4557721 dated December 10, 1985.

64.  Fill port for an implantable dispensing system dated December 10, 1985.

65. Self-calibrating differential condition sensor - patent no. 4576035 dated March 18, 1986.

66. Ventricular right angle connector and system - patent no. 4578057 dated March 25, 1986.

67. Telescoping catheter shunt system - patent no. 4583967 dated April 22, 1986.

68. Portable instrument to test pressure/flow of ventricular shunt valves - patent no. 4598579 dated July 8, 1986.

69. Ventricular amniotic shunt and introducer system - patent no. 4631051 dated December 23, 1986.

70. Differential thermal expansion driven pump - patent no. 4636149 dated January 13, 1987.

71. Three stage pressure regulator valve - patent no. 4675003 dated June 23, 1987.

72. Adjustable implantable valve having non-invasive position indicator dated June 30, 1987.

73. Plural valve three stage pressure relief system - patent no. 4681559 dated July 21, 1987.

74. Implantable servo valve having integral pressure sensor - patent no. 4705499 dated October 11, 1987.

75. Three stage valve with flexible valve seat - patent no. 4714458 dated December 22, 1987.

76.  Infusion pump - patent no. 4744786 dated May 17, 1988.

77. Three stage implantable pressure relief valve with improved valve stem member - patent no. 4776839 dated October 11, 1988.

78. Three stage implantable flow control valve with improved valve closure member - patent no. 4781672 dated November 1, 1988.

79. Adjustable implantable valve having non-invasic position indication - patent no. 4,676,772 dated June 30, 1987.

     The patents and patent applications numbered 33 to 79 above were acquired from Johnson & Johnson or its Affiliates as part of the acquisition of the Cordis Neuroscience business dated April 11, 1997. The United States and Canadian patents and patent applications are registered in the name of the Seller. Assignments of the other patents and patent applications numbered 33 to 79 above to the Seller have not been completed hence Johnson & Johnson or its Affiliates remain the registered holder.

                LICENSED PATENTS WITH ROYALTY BEARING AGREEMENTS


1.   COCHRAN - Infusion pump

     U.S. patent no. 4,561,856 dated December 31, 1985

2.   HAKIM - Servo valve

     U.S. patent no. 4,106,510 dated August 15, 1978 (expired)
     Canada - patent no. 1080080 dated June 24, 1980
     France - patent no. 7735554 dated November 25, 1977 (expired) Great Britain - patent no. 1554100 dated November 24, 1977
     Japan - patent no. 1417682 dated November 22, 1977

3.   Method and apparatus for the treatment of ascites

     U.S. patent no. 4,261,341 dated April 14, 1981
     Canada - patent no. 1152408 dated August 23, 1983
     France - patent no. 8012654 dated June 6, 1980
     Germany - patent no. P3020991.7 dated June 3, 1980
     Japan - patent no. 1477965 dated June 6, 1980

4. Agreement to transfer a patent license agreement dated January 1, 1990 between (1) Cordis S.A. and (2) Cordis Europa N.V. concerning an implantable drainage device for the treatment of hydrocephalus.

5.   Patent license agreement dated December 5, 1994 between (1) Cordis S.A. and
     (2) Christian Sainte Rose concerning a dilatation balloon catheter for endoscopy. French patent application no. 9409890 dated August 10, 1994 in the name of Cordis S.A. (beneficially assigned to EISA).

6.   Patent license agreement dated December 5, 1994 between (1) Cordis S.A. and
     (2) Christian Sainte Rose concerning a subdural drainage catheter.

7.   Patent license agreement dated December 5, 1994 between (1) Cordis S.A. and
     (2) Christian Sainte Rose concerning an integral drainage device.

8. License and technology agreement dated May 10, 1994 between (1) Kevin Maughan, (2) Ferenc Schmidt, (3) Florida Hospital Supply, Inc. and (4) EII concerning titanium aneurysm clips. US patent no. 5,053,045 and US patent application no. PCT/US93/10054 in the name of Ferenc Schmidt

9. License agreement between (1) Robert F. Spetzler and (2) EII concerning powered surgical instrument/powered clip applier. Patent application no. 07/882,945 in the name of Robert Spetzler.

                    CORDIS INNOVASIVE SYSTEMS, INC. PATENTS


Title                             Country        Patent/Application   Date
-----                             -------        ------------------   ----
Improved visualization trocar*    United States  08/376,759           January 20, 1995

Visualization surgical cart       United States  D355,257             February 7, 1995

Optical shunt cutter system       Germany        19509606.1           March 16, 1995

Optical shunt cutter system       Japan          61133/95             March 20, 1995

Optical shunt cutter system       United States  08/215,130           March 18, 1994

Adjustable arm for instrument     United States  60/005,473           October 16, 1995
 holder

Suturing device and method        United States  60/002,769           August 24, 1995

Trocar for endoscopic surgery*    Canada         2,151,926            November 12, 1993

Trocar for endoscopic surgery*    EPO            94902247.9           November 12, 1993

Trocar for endoscopic surgery*    United States  US93/11024           November 12, 1993

Trocar for endoscopic surgery*    United States  5,385,572            January 31, 1995

Method and apparatus for          Germany        P4418263.5           May 25, 1994
 replacing a cannula*

Method and apparatus for          Japan          112963/94            May 26, 1994
 replacing a cannula*

Method and apparatus for          United States  5,437,644            August 1, 1995
 replacing a cannula*

* Assigned to Ethicon Endo-Surgery, Inc. with license to Cordis Innovasive Systems, Inc.

                                   TRADEMARKS

       TRADEMARK        COUNTRY                            REGN/APPLN
       ---------        -------                            ----------
1.     ATLAS            Benelux                               453,921
                        International Registration            537,063
                        Denmark                           06 986-1990
                        Finland                               112,866
                        Ireland                               130,929
                        United Kingdom                      1,559,120

2.     HAWKVISION       Benelux                               564,550
                        International Registration            640,757
                        United Kingdom                      2,029,274

3.     LIGHTOUCH        Benelux                               559,395
                        International Registration            634,240
                        United Kingdom                      2,013,166

4.     OMNISHUNT        United States                       1,602,100
                        Benelux                               476,926

5.     ORBIS-SIGMA      United States                       1,612,836
                        Benelux                               446,700
                        International Registration            531,693
                        Canada                                395,796
                        Denmark                           08 398-1991
                        Finland                               109,287
                        Ireland                               128,481
                        Japan                               2,571,829
                        Norway                                140,936
                        Sweden                                222,897
                        United Kingdom                      1,355,753

6.     SECOR            United States                       1,416,512
                        Benelux                               402,972
                        International Registration            492,374
                        Denmark                               0010/86
                        United Kingdom                      B123,0202
                        Norway                                127,864

       TRADEMARK              COUNTRY                      REGN/APPLN
       ---------              -------                      ----------
                              Sweden                          199,767

7.     CORDIS MINIPORT        Benelux                         460,991
                              International Registration      543,819
                              Denmark                       7370-1990
                              Finland                         129,956
                              Norway                          144,286
                              Sweden                          230,494
                              United Kingdom                1,389,454

8.     CORDIS MPAP            United States                 1,625,836
                              Benelux                         461,100
                              International Registration      543,821
                              Denmark                       7371-1990
                              Finland                         129,955
                              Norway                          144,187
                              Sweden                          230,492
                              United Kingdom                1,389,453

9.     CORDIS                 Benelux                         460,992
       MULTIPURPOSE           International Registration      543,820
       ACCESS PORT            Denmark                       7372-1990
                              Finland                         129,954
                              Norway                          144,188
                              Sweden                          230,493
                              United Kingdom                1,389,455

10.    CORDIS-SECOR           Japan                         2,252,933
11.    CORDIS-SECOR           Japan                         2,252,934
       (Katakana Characters)

Trade marks and trade mark applications numbered 1 to 11 were acquired from Johnson & Johnson as part of the acquisition of the Cordis Neuroscience business dated April 11, 1997. Numbers 1 to 11 are registered in the name of Cordis Europa N.V. save that the US trade marks set out in numbers 4 to 6 and 8 are registered in the name of Seller and the Canadian trade mark set out in number 5 is registered in the name of Cordis Corporation. Cordis Europa N.V. and Cordis Corporation are Affiliates of Johnson & Johnson. The beneficial interest in such trade marks have been transferred to the Companies.

12.    CRYOTECH                United Kingdom                 1560476
                               United States                74/555391

13.    CRYOTECH logo (x2)      United Kingdom                 1560323
                                                              1565601
                               United States    74/555392 (suspended)

14.    HCS2000 (series of 3)   United Kingdom     1577747 (abandoned)

15.    LCS2000 (series of 3)   United Kingdom     1563254 (abandoned)
                               United States    74/564754 (abandoned)

Trade marks and trade mark applications numbered 12 to 15 are registered in the name of Cryogenic Technology Limited while the beneficial interest has been transferred to SCL pursuant to an asset purchase agreement between (1) Cryogenic Technology Limited, (2) SCL and (3) Spembly dated August 30, 1995.

16.    SONOCUT                 Sweden                          209645

17.    SWEDEMED                Sweden

18.    SELECTOR                Japan                          4040537
                               United Kingdom                 1367059
                               United States                  1629037

19.    AMOILS                  United Kingdom                 1138472

20.    CRYONEEDLE              United Kingdom                 1559062

21.    ENDOCRYO                United Kingdom                 1559059
                               United States                74/515948
       (published for opposition - fifth extension granted (October 14, 1997)).

22.    NEUROSTAT               United Kingdom                B1074084

23.    PULSAR                  United Kingdom                B1259448

Trade marks and trade mark applications numbered 16 to 23 are registered in the name of Spembly.

                              LICENSED TRADEMARKS


                                     HAKIM

                                AMENDMENT NO. 1
                                      TO
                              PURCHASE AGREEMENT

     This Amendment No. 1 to the Purchase Agreement dated May 8, 1998 by and between Elekta AB (Publ), a corporation organized and existing under the laws of Sweden (the "Seller") and Nitinol Medical Technologies, Inc., a corporation organized under the laws of the State of Delaware (the "Buyer") is entered into as of July 8, 1998 by and between the Seller and the Buyer.

     WHEREAS, the Buyer and the Seller have agreed to amend the Purchase Agreement of hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, and for other good and valuable consideration, the parties agree as follows:

1. All capitalized terms used herein shall have the meanings assigned to them in the Purchase Agreement.

2. Section 5.6 of the Purchase Agreement is hereby amended by adding the following to the end thereof:

     ", except for (i) the promissory notes referred to on Exhibit 5.6 attached hereto and (ii) trade accounts receivable held by the Acquired Companies due from the Seller and/or its Affiliates (other than the Acquired Companies) as of April 30, 1998 (the "Acquired Companies' Receivables from Group") and (iii) trade accounts receivable held by Seller and/or its Affiliates (other than the Acquired Companies) due from the Acquired Companies as of April 30, 1998 (the "Group's Receivables from the Acquired Companies"). Effective as of the Closing, Buyer shall cause the Acquired Companies to transfer the Acquired Companies' Receivables from Group to Elekta Instrument AB, an Affiliate of Seller. Effective as of the Closing, Seller shall, and shall cause its Affiliates to, transfer the Group's Receivables from the Acquired Companies (except for the account payable owed by EIL to Seller totalling SEK 3,866,070 relating to the Birmingham Surgiscope and the account payable from ESRL to Seller totalling SEK 1,723,962.50 relating to the Marseilles Leksell Gamma Plan) to such Affiliates of Buyer as may be designated by Buyer. On or before July 22, 1998, the Seller shall provide the Buyer with a written itemization of the Group's Receivables from the Acquired Companies, indicating the amount of the trade account receivable due to the Seller and each Affiliate of the Seller, as the case may be, from each Acquired Company as of April 30, 1998, certified as accurate and complete by the Chief Financial Officer of the Seller. The Seller shall cause its Affiliates to promptly execute and deliver to the Buyer any additional transfer of the Group's Receivables from the Acquired Companies as the Buyer may request after receipt of such itemization from the Seller (except for the account payable owed by EIL to Seller totalling SEK 3,866,070 relating to the Birmingham Surgiscope and the account payable from ESRL to Seller totalling SEK 1,723,962.50 relating to the Marseilles Leksell Gamma Plan)."

3. The Schedule of Assets to the Purchase Agreement is hereby amended by adding the following to the end thereof:

     "(11) The following promissory notes, each dated April 30, 1998, payable to the Seller, copies of which are attached:

Borrower                       Amount             Rate      Approximate USD
--------                       ------             ----      ---------------
Elekta Holding SA, France      FF 66,838,000      0.1655    $11,061,689
Elekta Holding SA, France      ESP 2,500,000      0.0066    $    16,500
Elekta Instruments SA., Spain  ESP 16,450,000     0.0066    $   108,570
Elekta Instruments Ltd., UK    GBP 350,912.64     1.672     $   586,726
Spembly Medical Ltd., UK       GBP 1,129,746.69   1.672     $ 1,888,936
Spembly Cryosurgery Ltd., UK   GBP 350,000        1.672     $   585,200
                                                            -----------
          Total                                             $14,247,621
                                                            ===========

     (12) Trade accounts receivable held by the Seller and/or its Affiliates (other than the Acquired Companies) from any of the Acquired Companies as of April 30, 1998, excluding (i) accounts payable from ESRL to the Seller totalling 1,723,962.50 SEK relating to the Marseilles Leksell Gamma Plan and (ii) accounts payable owed by EIL to the Seller totalling 3,866,070 SEK relating to the Birmingham Surgiscope."

4. There shall be added a new paragraph (f) at the end of Section 15.4, as follows:

     "(f) MODUS Consignment Inventory. At any time prior to December 31, 1998,
          ---------------------------
the Buyer may, by giving written notice to the Seller, require the Seller to repurchase, at book value, any MODUS consignment inventory which is suitable exclusively for facial use and, following such repurchase, the Buyer shall deliver such inventory to EII."

5. Notwithstanding any other provision of the Purchase Agreement to the contrary, the Purchase Price shall be $32,760,261 and no further adjustments shall be made in such Purchase Price, except for indemnification payments pursuant to Section 14.6 of the Purchase Agreement that are treated as a reduction in the Purchase Price.

6. Except as set forth above, the Purchase Agreement is hereby ratified and confirmed in all respects.

     IN WITNESS WHEREOF, the Buyer and the Seller have each caused this amendment to be duly executed in its corporate name by a duly authorized representative as of the date first above written.

                                        SELLER:
                                        ELEKTA AB (PUBL)

                                        /s/ Jonas Serlachius
                                        -------------------------------
                                        By:    JONAS SERLACHIUS
                                           ----------------------------
                                        Title: Attorney-in-Fact
                                              -------------------------

                                        BUYER:
                                        NITINOL MEDICAL TECHNOLOGIES, INC.

                                        /s/ TM Tully
                                        -------------------------------
                                        By:    TM TULLY
                                           ----------------------------
                                        Title: CEO
                                              -------------------------

                                  Exhibit 5.6

       Promissory Notes Payable to the Seller, each dated April 30, 1998


Borrower                       Amount              Rate         Approximate USD
--------                       ------              ----         ---------------
Elekta Holding SA, France      FF 66,838,000       0.1655       $ 11,061,689
Elekta Holding SA, France      ESP 2,500,000       0.0066       $     16,500
Elekta Instruments SA, Spain   ESP 16,450,000      0.0066       $    108,570
Elekta Instruments Ltd., UK    GBP 350,912.64      1.672        $    586,726
Spembly Medical Ltd., UK       GBP 1,129,746.69    1.672        $  1,888,936
Spembly Cryosurgery Ltd., UK   GBP 350,000         1.672        $    585,200
                                                                ------------
                 Total                                          $ 14,247,621
                                                                ============